Section 240.14a-101 Schedule 14A.
Information required in proxy statement.
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [   ]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Becton, Dickinson & Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com

December 20, 2005

Dear Fellow Shareholders:

      You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) to be held at 1:00 p.m. EST on Tuesday, January 31, 2006 at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

      The notice of meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to BD shareholders.

      Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by internet, telephone or mail, you still may attend the Annual Meeting and vote in person.

      Thank you for your continued support of BD.

Sincerely,

EDWARD J. LUDWIG Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880

December 20, 2005

      The 2006 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) will be held as follows:

DATE:	Tuesday, January 31, 2006
TIME:	1:00 p.m. EST
LOCATION:	Hilton Short Hills 41 John F. Kennedy Parkway Short Hills, New Jersey
PURPOSE:	To consider and act upon the following proposals:
	1.	The election of directors;
	2.	The ratification of the selection of the independent registered public accounting firm;
	3.	A shareholder proposal relating to an environmental report;
	4.	A shareholder proposal relating to cumulative voting; and
	5.	Such other business as may properly come before the meeting.

      Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of BD will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement, for Proposal 2, and against Proposals 3 and 4.

      Shareholders of record at the close of business on December 7, 2005 will be entitled to vote at the meeting.

By order of the Board of Directors,

DEAN J. PARANICAS Vice President, Corporate Secretary and Public Policy

It is important that your shares be represented and voted, whether or not you plan to attend the meeting.

YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:

1.	VIA THE INTERNET: Visit the website noted on your proxy/voting instruction card.

2.	BY PHONE: Use the toll-free telephone number given on your proxy/voting instruction card.

3.	BY MAIL: Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

PROXY STATEMENT

2006 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 31, 2006

BECTON, DICKINSON AND COMPANY
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880

GENERAL INFORMATION

Proxy Solicitation

      These proxy materials are being mailed or otherwise sent to shareholders of Becton, Dickinson and Company (“BD”) on or about December 20, 2005 in connection with the solicitation of proxies by the Board of Directors for BD's Annual Meeting of Shareholders to be held at 1:00 p.m. EST on Tuesday, January 31, 2006 at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. Directors, officers and other BD employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $15,000 plus expenses. The cost of soliciting proxies will be borne by BD.

Shareholders Entitled to Vote

      Shareholders of record at the close of business on December 7, 2005 are entitled to notice of and to vote at the meeting. As of such date, there were 248,284,048 shares of BD common stock outstanding, each entitled to one vote.

How to Vote

      Shareowners of record and participants in the BD plans described below may cast their votes by proxy by:

(1) using the internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);
(2) using the toll-free telephone number listed on the enclosed proxy card; or
(3) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope.

      The internet and telephone voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy card. If you vote on the internet or by telephone, you do not need to return your proxy card. In order to be timely processed, an internet or telephone vote must be received by January 30, 2006.

Revocation of Proxies

      A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Corporate Secretary of BD at the address set forth above, by delivering a proxy (by one of the methods described above) bearing a later date or by voting in person at the meeting.

Quorum; Required Vote

      The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (“broker non-votes”) are treated as present for the purposes of determining a quorum.

      Directors are elected by a plurality of the votes cast at the meeting. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

      Approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the votes cast at the meeting. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not affect the outcome of the vote.

Savings Incentive Plan (SIP)

      Participants in BD's Savings Incentive Plan (“SIP”) may instruct the SIP Trustee how to vote all shares of BD common stock allocated to their SIP accounts, as well as the shares held in SIP for which voting instructions are not received by the Trustee from other SIP participants. The SIP Trustee will vote the SIP shares for which it has not received instructions in the same proportion as SIP shares for which it has received instructions.

Participants in Other Plans

      Participants in the Savings Incentive Plan of Med-Safe Systems, Inc., a wholly-owned subsidiary of BD (the “Med-Safe Plan”), may instruct the Med-Safe Plan trustee how to vote all shares of BD common stock allocated to their accounts, as well as the shares held in the Med-Safe Plan for which voting instructions are not received by the Med-Safe Plan's trustee from other participants. The Med-Safe Plan's trustee will vote shares for which it has not received instructions in the same proportion as those for which it has received instructions.

      The shares of BD common stock held by Wachovia Bank, N.A., as trustee of both BD's Deferred Compensation Plan (“DCP”) and BD's 1996 Directors' Deferral Plan (“DDP”), and those held by Banque Internationale a´ Luxembourg (“BIL”) under BD's Global Share Investment Program (“GSIP”), may also be voted on all matters submitted to BD shareholders and carry one vote per share. Each director participating in DDP and each employee participating in DCP and, if so provided under the terms of the local country GSIP plan, in GSIP, may provide voting instructions for all shares of BD common stock allocated to that person's account, as well as the shares held in the relevant plan for which instructions are not received.

      Proxies representing shares of BD common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by Computershare Shareholder Services, Inc. and any shares of BD common stock allocated to participants' accounts under the DDP, SIP, DCP, the Med-Safe Plan and GSIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

Other Matters

      The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

OWNERSHIP OF BD COMMON STOCK

Securities Owned by Certain Beneficial Owners

      The following table sets forth as of September 30, 2005, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD's outstanding common stock. This information is as reported by such persons in their filings with the Securities and Exchange Commission (“SEC”). No changes in these holdings have come to BD's attention since September 30, 2005. BD is not aware of any other beneficial owner of more than 5% of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Barclays Global Investors, NA 45 Fremont Street, 17th Floor San Francisco, CA 94105	26,037,169	(1)	10.4%
State Street Corporation 225 Franklin Street Boston, MA 02110	16,057,589	(2)	6.4%
FMR Corporation 82 Devonshire Street Boston, MA 02109	13,683,761	(3)	5.5%

(1)	Barclays Global Investors NA has shared investment power with respect to these shares, sole voting power with respect to 20,985,501 of these shares and shared voting power with respect to 372,573 of these shares.
(2)	State Street Corporation has shared investment power and sole voting power with respect to these shares.
(3)	FMR Corporation has shared investment power with respect to these shares, and sole voting power with respect to 1,335,021 of these shares.

Securities Owned by Directors and Management

      The table on the following page sets forth as of December 7, 2005 information concerning the beneficial ownership of BD common stock by (i) each director, (ii) the persons named in the Summary Compensation Table on page 28, and (iii) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares that a director or executive officer has the power to vote or transfer, including shares which may be acquired under stock options that are currently exercisable or become exercisable within 60 days. The following table reflects share units previously granted but undistributed under BD's Stock Award Plan and 2004 Employee and Director Equity-Based Compensation Plan to directors and executive officers. While these units may not be voted or transferred, they have been included in the table as they represent an economic interest in BD common stock that is subject to the same market risk as ownership of shares of BD common stock.

      No individual director or executive officer owns more than 1% of the outstanding BD common stock. Together, the directors and executive officers, as a group, own approximately 1.8% of the outstanding BD common stock. Except as indicated in the footnotes to the table, each person has sole voting and investment power with respect to the shares he or she beneficially owns.

BD COMMON STOCK

Name	Shares Owned Directly and Indirectly(1)		Options Exercisable within 60 days	Total Beneficial Ownership	Share Units(2)	Total Stock-Based Ownership
Basil L. Anderson	1,924		0	*	1,213	3,137
Henry P. Becton, Jr	1,366,821	(3)	8,699	*	2,438	1,377,958
Gary M. Cohen	50,940		332,703	*	39,441	423,084
John R. Considine	75,890		460,141	*	52,255	588,286
Edward F. DeGraan	3,134		569	*	2,438	6,141
Vincent A. Forlenza	39,495		269,987	*	41,858	351,340
William A. Kozy	42,269		356,612	*	46,314	445,195
Edward J. Ludwig	131,106	(4)	1,151,176	*	148,252	1,430,534
Gary A. Mecklenburg	764		0	*	1,213	1,977
James F. Orr	8,265		5,765	*	2,438	16,468
Willard J. Overlock, Jr	12,502		8,699	*	2,438	23,639
James E. Perrella	32,805		8,699	*	2,438	43,942
Bertram L. Scott	3,207		1,959	*	2,438	7,604
Alfred Sommer	11,437		5,765	*	2,438	19,640
Margaretha af Ugglas	22,354		8,699	*	2,438	33,491
Directors and executive officers as a group (17 persons)	1,804,880	(4)	2,668,430	1.8%	389,898	4,863,208

*	Represents less than 1% of the outstanding BD common stock.
(1)	Includes shares held directly and, with respect to executive officers, indirect interests in BD common stock held under the Savings Incentive Plan and the Deferred Compensation Plan (“DCP”), and with respect to directors, indirect interests in BD common stock held under the 1996 Directors' Deferral Plan. Additional information on certain of these plans appears on pages 5-6.
(2)	Includes restricted stock units and/or performance-based stock units awarded to directors and executive officers under BD's equity-based compensation plans. Performance-based units are included at their target payout amounts.
(3)	Includes 1,335,964 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power or held by a limited liability company owned by one of such trusts. Does not include 37,120 shares owned by Mr. Becton's spouse, 2,000 shares owned by a daughter, or 108,815 shares held in trusts for the benefit of his children, and as to each of which he disclaims beneficial ownership.
(4)	In addition to the share ownership indicated, Mr. Ludwig has elected, on a discretionary basis, to defer under the DCP $546,350 of his 2005 bonus into a BD common stock account, which investment will be made under the DCP in January 2006. At an estimated share price of $57.38 (the closing price of BD common stock on December 7, 2005), this investment would represent an aggregate additional ownership interest by Mr. Ludwig in 9,521 shares.

Equity Compensation Plan Information

      The following table provides certain information as of September 30, 2005 regarding BD's equity compensation plans.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	25,283,717	(2)	$33.68	6,144,377	(3)
Equity compensation plans not approved by security holders	1,648,441	(4)	$33.31	0	(5)

Total	26,932,158		$33.68	6,144,377

(1)	Shares issuable pursuant to outstanding awards of performance-based stock units and restricted stock units under the BD 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”) and the BD Stock Award Plan, as well as shares issuable under BD's 1996 Directors' Deferral Plan, Deferred Compensation Plan and Global Share Investment Program (“GSIP”), are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.
(2)	Includes an aggregate 1,613,324 shares distributable under performance-based stock unit awards and restricted stock unit awards granted under the 2004 Plan and Stock Award Plan (with performance-based awards listed at target payout amounts).
(3)	Includes 5,931,893 shares available for issuance under the 2004 Plan and 212,484 shares available for issuance under the 1994 Restricted Stock Plan for Non-Employee Directors.
(4)	Includes 57,531 shares issuable pursuant to outstanding options granted under BD's Non-Employee Directors 2000 Stock Option Plan. Also includes 111,868 shares issuable under BD's 1996 Directors' Deferral Plan, 183,205 shares issuable under BD's Deferred Compensation Plan, and 1,295,837 shares issuable under GSIP, based on participant account balances as of September 30, 2005.
(5)	Does not include shares issuable under the 1996 Directors' Deferral Plan, the Deferred Compensation Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.

      Deferred Compensation Plan (“DCP”). The DCP allows employees, including executive officers, with a base salary of $100,000 or more, to defer receipt of salary and annual bonus either in a BD common stock account or in cash accounts that mirror the gains and/or losses of a number of different investment funds. Under the plan, a participant may defer up to 75% of the participant's base salary and up to 100% of the participant's annual bonus, until the date or dates specified by the participant. In the event a participant elects to have salary or bonus deferred in a BD stock account, the account is credited with a number of shares based on the prevailing market price of the BD common stock. A participant may also defer receipt of up to 100% of the shares issuable under any stock units granted to the participant. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the common stock. The plan is not funded, and participants have an unsecured contractual commitment of BD to pay the amounts due under the plan. When such payments are due, the cash and/or BD common stock will be distributed from BD's general assets.

      Global Share Investment Program (“GSIP”). BD maintains a GSIP for its non-U.S. employees in certain jurisdictions outside of the United States. The purpose of the GSIP is to provide non-U.S. employees with a means of saving on a regular and long-term basis and acquiring a beneficial interest in BD common stock. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of the participant's base pay through contributions to the participant's GSIP account, which contributions are immediately vested. Contributions to the GSIP are invested in shares of BD common stock. A participant may withdraw the vested portion of the participant's account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.

      Non-Employee Directors 2000 Stock Option Plan. The Non-Employee Directors 2000 Stock Option Plan provided for the granting of non-qualified stock options at each Annual Meeting of Shareholders to each non-employee director elected at or continuing to serve after such meeting. This plan was terminated with respect to future grants upon the approval of the 2004 Employee and Director Equity-Based Compensation Plan by BD's shareholders at the 2004 Annual Meeting.

      The options issued under this plan had a monetary value at the time of grant of $35,000 based on the Black-Scholes option-pricing model. The exercise price of stock options granted under the plan was the fair market value of the BD common stock on the date of grant. Each option granted under the plan has a term of 10 years from its date of grant. The options granted under the plan have vesting periods of three to four years, depending on the year of grant. In the event of a tender offer for more than 25% of the outstanding common stock, or a “change in control” of BD (as defined in the plan), all outstanding options under the plan become immediately vested and exercisable.

      1996 Directors' Deferral Plan. The 1996 Directors' Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account or a BD common stock account, of all or part of their annual retainer and other cash fees. In the event a director elects to have fees deferred in a BD common stock account, the director's account is credited with a number of shares based on the prevailing market price of the BD common stock on the due date of each payment. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the common stock. Participants may elect to have amounts held in a cash account converted into a BD common stock account, or convert amounts in a BD common stock account into a cash account, subject to certain restrictions. The plan is not funded, and participants have an unsecured contractual commitment of BD to pay the amounts due under the plan. When such payments are due, the cash and/or common stock will be distributed from BD's general assets.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires BD's directors and executive officers to file initial reports of their ownership of BD's equity securities and reports of changes in such ownership with the SEC and the New York Stock Exchange (“NYSE”). Directors and executive officers are required by SEC regulations to furnish BD with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from BD's directors and executive officers, BD believes that for the period from October 1, 2004 through September 30, 2005, all of its directors and executive officers were in compliance with the disclosure requirements of Section 16(a), except that a report of Mr. Ludwig's election to defer a portion of his fiscal year 2004 bonus into the BD stock account under the DCP was inadvertently filed late by nine days.

Proposal 1.      ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board proposes the election of Edward J. Ludwig, Willard J. Overlock, Jr. and Bertram L. Scott to serve for a term of three years until the 2009 Annual Meeting and until their successors have been duly elected and qualified.

      All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees and the directors continuing in office following the 2006 Annual Meeting.

NOMINEES FOR DIRECTOR

Term to Expire 2009

Edward J. Ludwig, 54, has been a director since 1999. He has been President and Chief Executive Officer since January 2000. Mr. Ludwig was elected to the additional role of Chairman effective February 2002. He is a director of Aetna Inc. and the U.S. Fund for UNICEF, and a member of the Boards of Trustees of The Johns Hopkins University and the College of the Holy Cross.

Willard J. Overlock, Jr., 59, has been a director since 1999. He retired in 1996 as a partner in Goldman, Sachs & Co., where he served as a member of its management committee. He currently serves in an advisory role as a Senior Director to The Goldman Sachs Group, Inc. Mr. Overlock also is an advisor to the Parthenon Group and a trustee of Rockefeller University.

Bertram L. Scott, 54, has been a director since 2002. He has been the President and Chief Executive Officer of TIAA-CREF Life Insurance Company and Executive Vice President of TIAA-CREF since joining TIAA-CREF in November 2000. Prior to joining TIAA-CREF, Mr. Scott served as President and Chief Executive Officer of Horizon/Mercy, a joint Medicaid managed care program between Mercy Health Plan of Pennsylvania and Blue Cross/Blue Shield of New Jersey.

CONTINUING DIRECTORS

Term to Expire 2007

Henry P. Becton, Jr., 62, has been a director since 1987. Since 1984, Mr. Becton has served as President of WGBH Educational Foundation, a producer and broadcaster of public television and radio programs and books and other educational materials. Mr. Becton is a director of Belo Corporation, various Scudder mutual funds and Public Radio International.

Edward F. DeGraan, 62, has been a director since 2003. He currently serves as Vice Chairman—Gillette of the Procter & Gamble Company, a manufacturer of a wide variety of consumer products. Prior thereto, he was Vice Chairman of The Gillette Company, and served as President and Chief Operating Officer from July 2000 until November 2003. Mr. DeGraan served as Acting Chief Executive Officer of Gillette from October 2000 to February 2001.

James F. Orr, 60, has been a director since 2000. Mr. Orr is the Chairman and Chief Executive Officer of Convergys Corporation, a provider of outsourced billing, employee care and customer management services. Prior to September 2005, he also served as President of Convergys. Mr. Orr also is a director of Ohio National Financial Services, Inc.

Margaretha af Ugglas, 66, has been a director since 1997. She is the former Minister of Foreign Affairs of Sweden. Mrs. af Ugglas is a member of the University Board of the Karolinska Institute, a leading Swedish medical research university, and a board member of the Jarl Hjalmarson Foundation, an organization that focuses on European integration and cooperation.

Term to Expire 2008

Basil L. Anderson, 60, has been a director since 2004. He has served as a director and Vice Chairman of Staples, Inc., a supplier of office products, since 2001. Prior thereto, he was Executive Vice President—Finance and Chief Financial Officer of Campbell Soup Company. Mr. Anderson also is a director of Hasbro, Inc., CRA International, Inc. and Moody's Corporation.

Gary A. Mecklenburg, 59, has been a director since 2004. He has served as President and Chief Executive Officer of Northwestern Memorial HealthCare, the parent corporation of Northwestern Memorial Hospital, since 1986, and as a director since 1987. Mr. Mecklenburg also served as President and Chief Executive Officer of Northwestern Memorial Hospital from 1985 to 2002.

James E. Perrella, 70, has been a director since 1995. In 2000, he retired as Chairman of the Board of Ingersoll-Rand Company, a manufacturer of industrial machinery and related products. He also is a director of Bombardier Inc.

Alfred Sommer, M.D., M.H.S., 63, has been a director since 1998. He is Professor of International Health, Epidemiology, and Ophthalmology at The Johns Hopkins University (“JHU”) Bloomberg School of Public Health (the “Bloomberg School”) and the JHU Medical School. Dr. Sommer is Dean Emeritus of The Bloomberg School, having served as Dean from 1990 through August 2005. Dr. Sommer was founding Director of the Dana Center for Preventive Ophthalmology at JHU, which focuses on clinical epidemiology and public health aspects of blindness prevention and child health. Dr. Sommer is a member of the National Academy of Science and the Institute of Medicine. He is a recipient of the Albert Lasker Award for medical research. Dr. Sommer is also a director of T. Rowe Price Group, Inc.

The Board of Directors recommends a vote FOR Proposal 1.

BOARD OF DIRECTORS

The Board and Committees of the Board

      BD is governed by a Board of Directors consisting of eleven members. The Board has established seven Committees: the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Corporate Affairs Committee, the Corporate Governance and Nominating Committee, the Finance Committee (formerly known as the Finance and Investment Committee) and the Qualified Legal Compliance Committee. The Executive Committee and Qualified Legal Compliance Committee meet only as necessary. The Board has adopted a written charter for each of the Committees (other than the Executive Committee), copies of which are posted on BD's website at www.bd.com/investors/corporate_governance/. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone 201-847-6800. A copy of the Audit Committee's charter is attached as Appendix A to this Proxy Statement.

Committee Membership and Function

      Set forth below is a summary of each of the Board's key Committees.

AUDIT COMMITTEE

Function
•	Reviews BD's financial statements and accounting principles, the scope and results of the annual audit by the independent registered public accounting firm (the “independent auditors”), BD's internal audit process, and the effectiveness of BD's internal control over financial reporting.
•	Retains and reviews the qualifications, independence and performance of BD's independent auditors.
Members:	James F. Orr—Chair Basil L. Anderson Edward F. DeGraan Gary A. Mecklenburg Bertram L. Scott
The Board has determined that the members of the Committee meet the independence and financial literacy and expertise requirements of the NYSE. Mr. Anderson currently serves on the audit committees of three other public companies. The Board reviewed Mr. Anderson's obligations as a member of the other audit committees in accordance with NYSE rules and BD's Corporate Governance Principles, and determined that his simultaneous service on those other audit committees does not impair his ability to effectively serve on BD's Audit Committee.
The Board also has determined that each of Messrs. Anderson, Orr and Scott qualifies as an “audit committee financial expert” under the rules of the SEC.

COMPENSATION AND BENEFITS COMMITTEE

Function
•	Oversees BD's compensation and benefits policies generally, and approves the compensation of the Chief Executive Officer (subject to ratification by the other independent members of the Board) and those members of the BD Leadership Team who report to the Chief Executive Officer, which includes all of BD's other executive officers.
•	Approves all employment and severance contracts of BD with senior executives.
•	Serves as the granting and administrative committee for BD's equity compensation plans.
•	Oversees the administration of certain benefit plans for BD.
Members:	Henry P. Becton, Jr.—Chair Basil L. Anderson Edward F. DeGraan James F. Orr Willard J. Overlock, Jr.
The Board has determined that each member of the Committee meets the independence requirements of the NYSE.

CORPORATE AFFAIRS COMMITTEE

Function
•	Oversees BD's policies, practices and procedures as a responsible corporate citizen in the general areas of ethical conduct and legal compliance, including, without limitation, issues relating to communications with BD's key stakeholders, employment practices, community relations, environmental matters, customer relations and business practices and ethics.
Members:	Margaretha af Ugglas—Chair James E. Perrella Bertram L. Scott Alfred Sommer

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Function
•	Recommends candidates for election as directors to the Board.
•	Reviews and makes recommendations concerning the composition, organization, structure and function of the Board and its Committees, as well as the performance and compensation of directors.
•	Monitors and considers BD's corporate governance and Board practices.
Members:	James E. Perrella—Chair Edward F. DeGraan Gary A. Mecklenburg Bertram L. Scott Margaretha af Ugglas
The Board has determined that each member of the Committee meets the independence requirements of the NYSE.

FINANCE COMMITTEE (formerly the Finance and Investment Committee)

Function
•	Reviews the financial affairs of BD, including BD's financial structure, dividend policy, share repurchase programs, financial and business continuity risk management, and capital expenditure budgets.
•	Reviews and recommends appropriate Board action with respect to acquisitions and divestitures.
Members:	Willard J. Overlock, Jr.—Chair Basil L. Anderson Henry P. Becton, Jr. Alfred Sommer

Board, Committee and Annual Meeting Attendance

      The Board and its Committees held the following number of meetings during the fiscal year ended September 30, 2005:

Board	7
Audit Committee	14	*
Compensation and Benefits Committee	6
Corporate Affairs Committee	6
Corporate Governance and Nominating Committee	7
Finance Committee	6

*	Including quarterly conference calls with management and BD's independent auditors to review BD's earnings releases, and BD's reports on Form 10-Q and Form 10-K prior to their filing.

      Each director attended 75% or more of the total number of the meetings of the Board and of the Committees on which he or she served during the year. BD's non-management directors met in executive session three times during fiscal 2005.

      The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason. All of the directors then in office attended BD's 2005 Annual Meeting of Shareholders held on February 1, 2005.

Non-Management Directors' Compensation

      The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of director compensation are a cash retainer, Committee chair fees, and equity-based grants. It is the Board's practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of the Board and BD's shareholders.

Retainer/Fees

      Each non-management director receives an annual retainer of $55,500 for services as a director. An annual fee of $5,500 is also paid to each Committee chair. Directors do not receive meeting fees, nor are any additional fees paid to the Lead Director.

      Additional directors' fees of $1,500 are paid to non-management directors for each half-day spent on Board-related activities outside of regularly scheduled Board meetings, in meetings of each Board Committee in excess of an aggregate of five hours per year, or for time spent by a non-management director becoming familiar with BD's businesses or meeting with representatives or officers of BD.

      The following table sets forth the retainer and other cash fees received by the non-management directors during fiscal year 2005.

Fiscal Year 2005 Retainer and Additional Cash Fees

Director	Retainer	Chair Fees		Additional Fees	Total Cash Compensation

Basil L. Anderson	$55,500	$	- 0 -	$10,500	$66,000
Henry P. Becton, Jr.	55,500		5,500	13,500	74,500
Edward F. DeGraan	55,500		- 0 -	7,500	63,000
Gary A. Mecklenburg	52,182		- 0 -	9,000	61,182
James F. Orr	55,500		5,500	10,500	71,500
Willard J. Overlock, Jr.	55,500		5,500	9,000	70,000
James E. Perrella	55,500		5,500	6,000	67,000
Bertram L. Scott	55,500		- 0 -	7,500	63,000
Alfred Sommer	55,500		- 0 -	7,500	63,000
Margaretha af Ugglas	55,500		5,500	4,500	65,500

Equity Compensation

      Each non-management director elected at, or continuing as a director after, the 2005 Annual Meeting of Shareholders was granted (a) stock options to purchase shares of BD common stock at the fair market value of the BD common stock on the date of grant, and (b) 1,200 restricted stock units in tandem with dividend equivalent rights. The monetary value of the options on the date of grant was $35,000 (based on the Black-Scholes option pricing model), and the options vest ratably over four years. The shares of BD common stock underlying the restricted stock units are not issuable until a director's separation from the Board.

      Under the Board's share ownership guidelines, each non-management director is required to own shares of common stock valued at 50% of the amount obtained by multiplying the annual retainer fee by the number of years the director has served. Each non-management director currently owns shares in an amount sufficient to comply with these guidelines.

Changes to Director Compensation

      During 2005, the Board undertook a review of the compensation of its non-management directors. This review included an analysis of the director compensation practices of certain peer companies, including the use of equity-based compensation, the mix of cash and equity-based compensation and total compensation. The peer group included the following companies: Alcon, Inc., Allergan, Inc., C.R. Bard Inc., Baxter International Inc., Beckman Coulter, Inc., Boston Scientific Corporation, Fisher Scientific International Inc., Guidant Corporation, Medtronic, Inc., PerkinElmer Inc. and St. Jude Medical, Inc. This group differs slightly from the Compensation Comparison Group used to benchmark executive compensation, as described on page 22. Specifically, the Board did not consider the director compensation practices of three companies included in the Compensation Comparison Group (Abbott Laboratories, Johnson & Johnson and Roche Diagnostics), since they are used only for the limited purpose of benchmarking compensation for certain business units within BD and not BD as a whole. Also, Fischer Scientific International is not included in the Compensation Comparison Group, since information regarding its compensation practices for senior management is not available.

      As a result of its review, the Board approved the following changes to the compensation of its non-management directors, effective as of the 2006 Annual Meeting of Shareholders:

•	The annual retainer will be increased from $55,500 to $60,000;

•	Committee chair fees will be increased from $5,500 to $6,500, except that the fee for the chair of the Audit Committee will be increased to $10,000 in recognition of that Committee's increased responsibilities; and

•	The annual grant of stock options described above will be discontinued, and the current annual grant of 1,200 restricted stock units will be replaced with a grant of restricted stock units valued at $120,000 as of the date of grant.

      Based on its findings, the Board believes these changes will place the compensation for BD's non-management directors at approximately the 50th percentile of the peer group mentioned above. In addition, as a result of these changes, two-thirds of the base compensation paid to the non-management directors (not including Committee chair fees) will be equity-based compensation that directors will be required to retain until they complete their service on the Board. This retention feature will serve to increase the share ownership levels of the non-management directors and ensure compliance with the director share ownership guidelines discussed above.

Directors' Deferral Plan

      Directors may defer receipt of, in an unfunded cash account or a BD common stock account, all or part of their annual retainer and other cash fees pursuant to the provisions of the 1996 Directors' Deferral Plan. A general description of the 1996 Directors' Deferral Plan appears on page 6.

Other Arrangements

      BD reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for BD. BD occasionally invites spouses of directors to Board-related events, for which they are reimbursed their travel expenses.

      Directors are eligible, on the same basis as BD employees, to participate in BD's Matching Gift Program, pursuant to which BD matches contributions (up to an aggregate of $10,000 annually) that are made by a director to qualifying nonprofit organizations.

      To the extent any director who is not a resident of the United States is subject to any U.S. or state tax as a result of compensation received for service as a director, BD will pay up to $5,000 toward the director's tax return preparation costs. BD also reimburses the director for any tax liability resulting from the payment of such costs. In fiscal year 2005, BD did not pay any tax preparation costs to any non-management director.

Certain Relationships and Related Transactions

      On December 7, 2005, BD and Mr. Ludwig entered into a time-sharing arrangement under which Mr. Ludwig will make lease payments to BD for his personal use of the BD corporate aircraft, up to the maximum amount permitted by Federal Aviation Administration regulations.

      Gary A. Mecklenburg, a member of the Board, is a director and the President and Chief Executive Officer of Northwestern Memorial HealthCare, the parent corporation of Northwestern Memorial Hospital. In fiscal year 2005, BD's sales to Northwestern Memorial Hospital (both direct and through a distributor) were approximately $2.5 million, which represented approximately .23% of Northwestern Memorial HealthCare's consolidated operating revenues.

      In addition to the foregoing disclosures that are required under SEC rules, BD has been a party to the following transactions with entities of which a member of the Board serves or served in an executive capacity.

      Basil L. Anderson, a member of the Board, is a director and the Vice Chairman of Staples, Inc. (“Staples”). In fiscal year 2005, BD purchased approximately $2.3 million of office products from Staples pursuant to a contract that was competitively bid.

      Alfred Sommer, M.D., M.H.S., a member of the Board, is Professor of International Health, Epidemiology, and Ophthalmology at the Bloomberg School of Public Health (the “Bloomberg School”) at The Johns Hopkins University (“JHU”) and the JHU Medical School. He is Dean Emeritus of the Bloomberg School, having retired effective September 1, 2005. In fiscal year 2005, BD sponsored a research arrangement with the Bloomberg School and also provided one-half of a $600,000, multi-year commitment for a research collaboration with the Bloomberg School, resulting in an aggregate expenditure to the Bloomberg School in fiscal year 2005 of approximately $350,000. In fiscal year 2005, BD's sales to JHU generally were approximately $3.1 million, which represented approximately .11% of JHU's consolidated operating revenues. During fiscal year 2005, BD also paid intellectual property licensing royalties to JHU in the amount of approximately $357,000, and also paid JHU approximately $39,000, primarily for providing routine medical services to BD associates. BD also made charitable contributions to JHU for the Bloomberg School in fiscal year 2005 totaling $18,333 (see the 2005 Annual Report of Charitable Contributions attached as Appendix C to this Proxy Statement).

Communication with Directors

      Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director (including with respect to accounting, internal accounting controls or audit matters) may do so by contacting the Lead Director either:

•	by mail, addressed to BD Lead Director, P.O. Box 264, Franklin Lakes, New Jersey 07417-0264; or

•	by calling the BD Ethics Help Line, an independent toll-free service, at 1-800-821-5452 (available seven days a week, 24 hours a day) (callers from outside North America should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number); or

•	by email to ethics_office@bd.com.

      All communications will be kept confidential and promptly forwarded to the Lead Director, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director's duties and responsibilities as a Board member may be excluded by the Director of Corporate Security, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

REPORT OF THE CORPORATE GOVERNANCE
AND NOMINATING COMMITTEE

The Committee's Role and Responsibilities

      BD believes that sound corporate governance is a key component of BD's journey toward greatness as a company. Primary responsibility for BD's corporate governance practices rests with the Corporate Governance and Nominating Committee. This Report represents a new governance initiative that will enable the Committee to highlight BD's corporate governance practices.

      The Committee is responsible for, among other things, assessing the independence of Board members; leading the annual evaluation of the Board and its individual members; identifying and assessing candidates for Board membership; implementing BD's director orientation and education program; and generally overseeing BD's corporate governance practices. The Committee monitors emerging issues and practices in the area of corporate governance, and pursues those initiatives that it believes will enhance BD's governance practices, policies and documentation. In addition, the Board and other Committees are responsible for overseeing other areas of corporate governance. These include, among others, ethical and legal compliance, executive compensation and financial controls.

      Since the beginning of fiscal year 2005, BD continued or initiated several important governance actions, discussed in greater detail below, including:

•	Adopting a new policy regarding voting for directors;

•	Deciding not to renew BD's shareholder rights plan when it is set to expire in 2006;

•	Initiating a new enterprise compliance program;

•	Issuing its annual report of charitable contributions to entities affiliated with BD's executive officers, directors and their families; and

•	Continuing its practice of providing enhanced public disclosures.

Corporate Governance Principles

      BD's commitment to good governance is embodied in its Corporate Governance Principles (the “Principles”). The Principles, originally adopted in 2001, set forth the Board's views on a number of governance topics, and reflect BD's commitment to good corporate governance practices and an appreciation of their importance in enhancing shareholder value. Moreover, the Principles are not static; the Committee regularly assesses BD's governance practices in light of emerging practices.

      The Principles cover a wide array of subject areas. These include voting for directors; the designation of a Lead Director to represent non-management directors; relationships between directors and BD; regular annual evaluations of the Chief Executive Officer, the Board, its committees and (when they stand for re-election) individual directors; and charitable contributions to entities affiliated with BD's executive officers and directors, each of which is discussed below.

      The Principles are set forth in Appendix B to this Proxy Statement and are available on BD's website at www.bd.com/investors/corporate_governance/. Printed copies may be obtained, without charge, by contacting the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 1-201-847-6800.

Significant Governance Practices

      Described below are some of the significant corporate governance practices that have been instituted by the BD Board.

Voting for Directors

      In November 2005, BD adopted a new Corporate Governance Principle that requires a director in an uncontested election who receives more “withheld” than “for” votes to offer his or her resignation for consideration by the Committee and the Board. Under this new Principle, if a nominee were to receive a greater number of “withheld” than “for” votes, the Committee and the Board would be required to examine the circumstances surrounding such vote in order to determine whether the director's resignation would be in the best interests of BD and its shareholders. The Board believes that this new Principle represents a standard of good corporate governance and is responsive to the concerns expressed by proponents of majority voting for directors.

Lead Director

      For more than three years, there has been an independent director serving as Lead Director of the Board of Directors. This structure is set forth in the Principles, which provide for a Lead Director whenever the Chairman is not an independent director. The Lead Director presides over executive sessions of the non-management directors, helps set Board agendas, and serves as a liaison between the non-management directors and the Chief Executive Officer. The Lead Director also serves as a contact person to facilitate communications between BD's employees, shareholders and other constituents and the non-management directors. The Committee recommends the nominee for Lead Director for approval by the independent members of the Board. BD's Lead Director currently is Henry P. Becton, Jr.

Shareholder Rights Plan

      BD has maintained a shareholder rights plan, or “poison pill,” since 1986, and this plan is set to expire in April 2006. The Board believes that a rights plan can be an effective tool in protecting the interests of the shareholders in certain circumstances. At this time, however, the Board believes that it is not necessary to renew or replace the plan upon its expiration. Accordingly, in November 2005, after careful consideration, the Board determined that BD's shareholder rights plan will not be renewed upon its expiration in April 2006. The Board may adopt a rights plan in the future if circumstances warrant taking such action.

Director Orientation and Education

      BD has developed an orientation and training program for new members of the Board. This includes meetings with senior management and site visits. Directors are also encouraged to attend director education courses, and are provided presentations on current issues or topics relevant to their role as directors of a public company. In furtherance of this program, a full-day joint director education program was conducted in September 2005 with the boards of directors of BD and Aetna Inc. This distinctive program provided a special opportunity to bring together members of the boards of both companies in a broad-based, accredited program that covered a wide range of governance topics presented by well-respected commentators.

Compliance

      Under the oversight of the Corporate Affairs Committee, BD has undertaken a new enterprise compliance initiative aimed at ensuring that BD's efforts to comply with the many laws, regulations, and policies affecting its business are effective at preventing and detecting violations, and that BD continuously encourages lawful and ethical conduct. This new initiative, which supplements the various compliance and ethics functions that were already in place at BD, seeks to ensure better coordination and effectiveness through program design, prevention, and promotion of an organizational culture of compliance. Key elements of this new initiative include the formation of a new Compliance Committee comprised of members of senior management, and the appointment of a Chief Compliance Officer. Another key element of this program is training, and a global computer-based compliance training program has been launched. The first course, which is focused on the BD Business Conduct and Compliance Guide, will be rolled out, beginning in fiscal year 2006, in multiple languages to BD's approximate 25,000 associates worldwide.

Equity Ownership by Directors

      The Board believes that directors should hold meaningful equity ownership positions in BD. To that end, the compensation structure for non-management directors has been changed, effective following the 2006 Annual Meeting of Shareholders, to eliminate stock options and issue in their place restricted stock units that would not be distributable until a director completes his or her service on the Board. The accumulation of these units, representing the value of shares of BD common stock, will help to better align the interests of the non-management directors and the shareholders. The retention feature will serve to increase the share ownership levels of the non-management directors and ensure compliance with the director share ownership guidelines discussed on page 13.

Disclosure Practices

      BD believes that good disclosure practices are an important element of a company's corporate governance practices. To that end, BD provides enhanced Proxy Statement disclosures in such areas as executive compensation and an Annual Report of Charitable Contributions. The Annual Report of Charitable Contributions lists contributions and pledges made by BD during the preceding fiscal year in an amount of $10,000 or more to entities affiliated with BD's directors, executive officers, and their families. BD's Report of the Compensation and Benefits Committee on Executive Compensation and the Annual Report of Charitable Contributions have been cited by independent organizations as examples of good disclosure. The Annual Report of Charitable Contributions for fiscal year 2005 is attached as Appendix C to this Proxy Statement.

Business Conduct and Compliance Guide

      BD maintains a Business Conduct and Compliance Guide (the “Guide”), which was first adopted by the Board in 1995. The Guide is a code of conduct and ethics applicable to all directors, officers and employees of BD, including its Chief Executive Officer and its Chief Financial Officer, Controller and other senior financial officers. It sets forth BD's policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Company assets, and business ethics. The Guide also sets forth procedures for communicating and handling any potential conflict of interest (or the appearance of any conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal controls and auditing matters.

      Since 1995, BD has also maintained an Ethics Help Line number for BD associates as a means of raising concerns or seeking advice. The Help Line is serviced by an independent contractor and is available to all associates worldwide, 7 days a week, 24 hours a day. Translation services are also available to associates. Associates using the Help Line may choose to remain anonymous and all inquiries are kept confidential. All Help Line inquiries are forwarded to BD's Ethics Director for investigation. Any matters reported to the Ethics Director, whether through the Ethics Help Line or otherwise, involving accounting, internal control or audit matters, or any fraud involving management or persons who have a significant role in BD's internal controls, are reported directly to the Audit Committee.

      The Ethics Director leads the BD Ethics Office, a unit within BD that administers BD's ethics program. In addition to the Help Line, the ethics program provides for broad communication of BD's Core Values (discussed below), associate education regarding the Guide and its requirements, and ethics training sessions.

      BD regularly reviews the Guide, and proposed additions or amendments are submitted to the Board for its consideration. Any waivers from any provisions of the Guide for executive officers and directors would be promptly disclosed to shareholders. In addition, any amendments to the Guide, as well as any waivers from certain provisions of the Guide relating to BD's Chief Executive Officer, Chief Financial Officer or Controller, would be posted at the website address set forth below.

      The Guide is posted on BD's website at www.bd.com/investors/corporate_governance/. Printed copies of the Guide may be obtained, without charge, by contacting the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 1-201-847-6800.

Classified Board

      The Board believes that a classified board provides continuity, stability and experience in the composition of the Board, and enables the Board to represent more effectively the interests of all shareholders. The Board believes that BD's existing governance practices, and the fact that, with the sole exception of the Chairman, President and Chief Executive Officer, the Board is comprised entirely of independent directors, are important safeguards against the concerns raised with respect to classified boards.

Director Independence

      Under the NYSE rules and the Principles, a director is not independent if the director has a direct or indirect material relationship with BD. The Committee annually reviews the independence of all directors and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines (“Independence Guidelines”) that are contained in Corporate Governance Principle No. 7. The Independence Guidelines set forth certain relationships that the Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director's independence. In the event a director has any relationship with BD that is not addressed in the Independence Guidelines, the independent members of the Board determine whether such relationship is material.

      The Board has determined that the following directors are independent under the Independence Guidelines: Basil L. Anderson, Henry P. Becton, Jr., Edward F. DeGraan, Gary A. Mecklenburg, James F. Orr, Willard J. Overlock, Jr., James E. Perrella, Bertram L. Scott and Margaretha af Ugglas. In addition, the Board has determined that Dr. Alfred Sommer is independent under the Independence Guidelines. (Previously, Dr. Sommer had not been determined to be independent because he had been Dean of the Bloomberg School of Public Health at The John Hopkins University (“JHU”) and Edward J. Ludwig, BD's Chairman, President and Chief Executive Officer, is a member of the Board of Trustees of JHU. Dr. Sommer is now Dean Emeritus, having concluded his tenure as Dean effective September 1, 2005 and returned to the faculty as Professor of International Health, Epidemiology, and Ophthalmology.) As Chairman, President and Chief Executive Officer, Mr. Ludwig is an employee of BD and is not independent under the NYSE rules and the Principles.

Board Evaluation

      Each year the Board evaluates its performance and effectiveness. Each director completes a Board Evaluation Form developed by the Committee to solicit feedback on specific aspects of the Board's role, organization and meetings. The collective ratings and comments are then compiled by the Corporate Secretary and presented by the Chair of the Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops recommendations to enhance the Board's effectiveness over the next year. Additionally, each Board Committee conducts an annual self-evaluation of its performance through a Committee Evaluation Form based on its charter.

      The Board's evaluation covers many areas (a complete list of which is available on BD's website at www.bd.com/investors/corporate_governance/), including corporate strategy; BD's performance as compared with peer companies; research and development funding and performance; the adequacy of accounting and financial controls; ethical conduct and legal compliance; the performance of the Chief Executive Officer, including responsiveness to the Board; senior management development, compensation and succession planning; relations with BD's associates, including compensation and benefits policies; organization of the Board (e.g., director selection, Board diversity and mix, composition of committees), and the frequency and quality of Board meetings and non-management director meetings.

Director Nomination Process

      The Committee reviews the skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for approval. The assessment of the overall composition of the Board encompasses consideration of diversity, age, skills, international background, and significant experience and prominence in areas of importance to BD.

      It is the Committee's policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, shareholders and other external sources such as retained executive search firms. The Committee utilizes the same criteria for evaluating candidates irrespective of their source.

      The Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.
•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.
•

Candidates should possess a team-oriented ethic consistent with BD's Core Values, and be committed to the interests of all shareholders as opposed to those of any particular constituency. BD's Core Values are:

– We do what is right
– We always seek to improve
– We accept personal responsibility
– We treat each other with respect

      When considering director candidates, the Committee will seek individuals with backgrounds and qualities that, when combined with those of BD's other directors, provide a blend of skills and experience that will further enhance the Board's effectiveness. The Committee has retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates.

      The Committee assesses the characteristics and performance of incumbent director nominees against the above criteria, and to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. Upon completion of the individual director evaluation process, the Committee reports its conclusions and recommendations for nominations to the Board.

      This process resulted in the election of a new director in the past year. In November 2004, the Board elected Gary A. Mecklenburg, President and Chief Executive Officer of Northwestern Memorial HealthCare, the parent entity of Northwestern Memorial Hospital, a major healthcare institution in Chicago, Illinois.

      To recommend a candidate for consideration, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

James E. Perrella, Chair
Edward F. DeGraan
Bertram L. Scott
Gary A. Mecklenburg
Margaretha af Ugglas

REPORT OF THE AUDIT COMMITTEE

November 21, 2005

      The Audit Committee reviews BD's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm (the “independent auditors”) is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

      In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

      In addition, the Committee discussed with the independent auditors the auditors' independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

      The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BD's internal controls, and the overall quality of BD's financial reporting.

      During fiscal year 2005, management completed its documentation, testing and evaluation of the adequacy of the Company's system of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee was apprised of the progress of the evaluation by both management and the independent auditors, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the Audit Committee its report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee also received the report from the independent auditors on management's assessment of the Company's internal control over financial reporting.

      Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James F. Orr, Chair
Basil L. Anderson
Edward F. DeGraan
Gary A. Mecklenburg
Bertram L. Scott

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
ON EXECUTIVE COMPENSATION

      The Compensation and Benefits Committee (the “Committee”) reviews the compensation program for the Chief Executive Officer and the other executive officers listed on the Summary Compensation Table appearing on page 28 (the “named executives”), as well as other members of senior management who report directly to the Chief Executive Officer, and determines their compensation. In the case of the Chief Executive Officer, the compensation decisions of the Committee are ratified by the other independent directors of the Board. The Committee also oversees the administration of the retirement, savings and other benefit plans maintained by BD.

      The Committee has retained an independent consultant to assist the Committee in fulfilling its responsibilities. The independent consultant is engaged by, and reports directly to, the Committee. The independent consultant generally attends all meetings of the Committee.

Overview

      The Committee's philosophy is to provide a compensation package that attracts, motivates and retains executive talent and delivers rewards for superior performance and consequences for underperformance. Specifically, the objectives of the Committee's compensation practices are to:

•	Offer a total compensation program that is competitive with the compensation practices of those peer companies with which BD competes for talent;

•	Tie a significant portion of executive compensation to BD's achievement of pre-established financial objectives and the executive's individual contributions to the accomplishment of those objectives;

•	Align the interests of BD's executives with those of BD's shareholders; and

•	Provide incentives that promote executive retention.

      The Committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities and the potential for long-term rewards under BD's equity-based long-term incentive program. The Committee believes that to attract and retain a highly-skilled executive team, BD's compensation practices must remain competitive with those of other employers with which BD competes for talent.

      The Committee also believes that a significant portion of executive compensation should be closely linked to both BD's and the individual's performance. The Committee's “pay-for-performance” philosophy is reflected in BD's compensation practices, which tie a significant portion of executive compensation to the achievement of both short- and long-term financial objectives of BD. Annual incentive awards are directly linked to the achievement of short-term objectives set by the Committee. In addition, equity-based long-term incentive awards are designed to motivate executives to meet BD's long-term performance goals as well. This is particularly true of performance-based awards, which have potential payouts ranging from zero to 250% of target, based on BD's performance over a three-year period as measured against pre-established performance goals. Accordingly, under BD's compensation program, a significant amount of variable compensation is contingent on the achievement of key financial objectives of BD. These objectives include revenue and earnings growth, return on invested capital, and creation of shareholder value. BD's compensation program also accounts for individual performance (including the individual's adherence to BD's Core Values), which enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

      BD's long-term incentive program is an integral part of BD's overall compensation program. The long-term incentive program serves to align the interests of executives with those of BD's shareholders, as BD's executives will benefit under their long-term incentive awards from any future appreciation in BD's stock price in the same manner as BD's other shareholders. In addition, the extended vesting schedule of options, stock appreciation rights and performance-based awards issued under the program, as well as time-vested restricted stock units or “Career Shares” (which generally vest after an executive's retirement), further the goal of executive retention. The types of awards granted under the program are described in more detail below.

      In furtherance of its compensation objectives, the Committee compares BD's senior management compensation levels with those of a group of thirteen companies (the “Compensation Comparison Group”). This benchmarking is done with respect to the key elements of BD's executive compensation programs, as well as the compensation of individual executives where job descriptions are sufficiently similar. In addition to reviewing compensation levels against those of BD's peer companies, the Committee also considers the recommendations of the Chief Executive Officer regarding the compensation of the senior managers who report directly to the Chief Executive Officer. The Compensation Comparison Group is comprised of Abbott Laboratories, Alcon, Inc., Allergan, Inc., C.R. Bard Inc., Baxter International Inc., Beckman Coulter, Inc., Boston Scientific Corporation, Guidant Corporation, Johnson & Johnson, Medtronic, Inc., PerkinElmer Inc., Roche Diagnostics and St. Jude Medical, Inc. This group represents companies that BD believes it competes with for executive talent. As such, the Compensation Comparison Group is broader than the group of peer companies used to prepare the stock performance graph on Page 37, which is selected on a line-of-business basis. Two of the companies included in the stock performance graph, Bausch & Lomb Inc. and Stryker Corporation, are not included in the broader Compensation Comparison Group, as information regarding their compensation practices for senior management is not available.

      The key elements of executive compensation are base salary, annual performance incentive awards, and long-term incentive awards, each of which is discussed below. It is the Committee's practice to target each of these elements to deliver compensation to each executive and, on average, all executives as a group at approximately the 50th percentile of the Compensation Comparison Group companies. In making its decisions with respect to each element of executive compensation, the Committee takes into consideration the impact on the total value of these elements for each executive and all executives as a group.

      The Committee also reviewed for each of the named executives a summary report reflecting the total dollar value of their annual compensation, including salary, annual incentive award, long-term incentive compensation, perquisites and other compensation. A table showing the total value of annual compensation provided to the named executives is set forth later in this report under the heading “Value of Total Compensation.”

      The Committee periodically reviews the effectiveness and competitiveness of BD's executive compensation structure with the assistance of its independent consultant.

Elements of Executive Compensation

Base Salary

      The Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, the Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices.

Performance-Based Annual Incentive Awards

      Annual performance incentives under BD's Performance Incentive Plan are tied to BD's overall performance, as measured against objective criteria set by the Committee (for fiscal year 2005, the criteria included an earnings per share target), as well as the performance of each executive and of his or her area of responsibility or business unit. In addition, management sets certain financial and operational objectives for each business unit, region/country and function that are designed to promote key company initiatives.

      Target annual incentive payments, expressed as a percentage of base salary, are set for each executive prior to the beginning of the fiscal year, based on job responsibilities. For fiscal year 2005, award targets for executive officers ranged from 45% of salary to 110% of salary (for the Chief Executive Officer). Incentive award payments for the year may range from zero to 200% of target, based on BD's performance compared to the pre-established performance goal(s) set by the Committee and the individual's performance. Except as provided below, the Committee retains the discretion, in light of BD's and the individual's performance and the Committee's compensation objectives, to determine overall funding for awards and individual incentive award amounts. With respect to the named executives, the Committee does establish a formula to determine the maximum annual incentive payment that may be payable, subject to the discretion of the Committee to reduce the amount of the award based on such factors as the Committee deems appropriate. For fiscal year 2005, BD achieved 109% of its annual incentive earnings per share target.

Long-Term Incentive Awards

      Long term incentive awards for each member of senior management consist of three components: stock options or stock appreciation rights (also known as “SARs”), performance-based stock units (referred to as

“Performance Units”) and time-vested restricted stock units (referred to as “Career Shares”). In consultation with its independent consultant, the Committee first determines the dollar value of the award to be granted to each recipient. Then, using valuation methodologies determined by the Committee in consultation with its independent consultant, the award is allocated among its components, with stock options/SARs and Performance Units generally targeted to deliver approximately 40% each of the total dollar value of the award, and Career Shares generally targeted to deliver the remaining 20%.

•	Stock Options/SARs. Stock options and SARs vest over a four-year period, with 25% becoming exercisable on each anniversary of the grant date, and have a ten-year term. All stock options and SARs are granted with an exercise price equal to the fair market value of the BD common stock on the date of grant, and re-pricing is expressly prohibited by the terms of BD's equity compensation plan.

SARs represent the right to receive, upon exercise, shares of BD common stock having a value equal to the difference between the market price of BD common stock on the date of exercise and the exercise price. The Committee began issuing SARs in November 2005, since SARs result in less share dilution to BD's shareholders than do stock options.

Certain senior executives, including the named executives, are required to hold 75% of the net, after-tax gain received upon exercise of options in shares of BD common stock, or, in the case of SARs, 75% of the net shares distributed, for a period of one year. This requirement is in addition to the share retention and ownership guidelines discussed later in this report.

•	Performance Units. Performance Units vest after three years, and are tied to BD's performance against pre-established targets, including revenue growth and average return on invested capital, over a three-year performance period. The actual payout under these awards may vary from zero to 250% of an executive's target payout, based on BD's actual performance over the three-year performance period. These awards are granted in tandem with dividend equivalent rights.

•	Career Shares. Career Shares vest one year following the executive's retirement or upon the happening of other events, such as an involuntary termination without cause. Executives are subject to a non-compete covenant during this one-year period, and the Career Shares may be forfeited in the event of a breach of this covenant. These awards are granted in tandem with dividend equivalent rights.

Deferred Compensation Plan

      The BD Deferred Compensation Plan is a non-qualified plan that allows an associate with an annual salary of $100,000 or above to defer receipt of his or her salary and/or annual incentive payment until the date or dates elected by the participant. The amounts deferred are invested in BD common stock or in dollar-denominated accounts that mirror the gains and/or losses of several different investment funds, based on the investment selections of the participants. The Deferred Compensation Plan offers participants a wide-range of publicly-available investment funds, including international, U.S. equity, bond and money market funds. The Deferred Compensation Plan does not offer any above-market rates of return to the named executives.

      Participants may defer up to 75% of salary and 100% of annual incentive awards. The Deferred Compensation Plan also allows associates to defer receipt of up to 100% of the shares issuable under any stock unit awards granted under the long-term incentive program.

      The Deferred Compensation Plan is not funded by BD, and participants have an unsecured contractual commitment by BD to pay the amounts due under the Deferred Compensation Plan. When such payments are due, the cash and/or stock will be distributed from BD's general assets. BD has purchased corporate-owned life insurance to offset this liability.

Other Benefits

      BD also provides certain other benefits to its executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program.

      Company Transportation. The Committee has encouraged Mr. Ludwig to use aircraft maintained by BD predominantly for business use for Mr. Ludwig's personal as well as business travel, in order to make more efficient use of Mr. Ludwig's travel time and mitigate business continuity risk. No other named executive used the BD aircraft for personal travel during fiscal year 2005. BD also makes available a driver and company-owned car to Mr. Ludwig for business use, and on occasion for commuting to and from work. Information concerning the incremental costs to BD of Mr. Ludwig's personal use of BD-supplied transportation, and the methodology used to calculate these costs, is set forth in the Summary Compensation Table and related notes beginning on page 28.

      On December 7, 2005, BD and Mr. Ludwig entered into a time-sharing arrangement under which Mr. Ludwig will make lease payments to BD for his personal use of the BD corporate aircraft, up to the maximum amount permitted by Federal Aviation Administration regulations. The payments will cover a substantial portion of the variable costs, and reduce the amount of lost tax benefits to BD, associated with Mr. Ludwig's personal flights. This is more fully discussed in Note 5 to the Summary Compensation Table on page 30.

      Life Insurance. BD had previously provided split-dollar life insurance to the named executives and other eligible associates. This program was discontinued in 2003. BD currently provides term life insurance for those associates, including the named executives, who were participants in the split-dollar life insurance program at the time of its termination above that provided to all BD associates.

      Financial Planning. During fiscal year 2005, BD reimbursed the named executives and other senior executives for up to $9,000 of financial planning services. This benefit has been discontinued and, effective October 1, 2005, BD's executive officers received salary increases ranging from $4,000 to $6,000 in replacement of this lost benefit. The salary increase for Mr. Ludwig was $4,000, which brought his salary to $994,000.

Change of Control Arrangements

      BD has entered into change of control employment agreements with each of BD's executive officers and certain other key associates. These agreements provide for the continued employment of the executives for a period of time following a change of control of BD, and are designed to retain the executives and provide continuity of management in the event of an actual or threatened change in the control of BD and ensure that their compensation and benefits expectations would be satisfied in such event. During fiscal year 2005, the Committee undertook a review of these arrangements, which included an analysis of competitive data and estimates of potential payouts. As a result of its review, the Committee approved certain changes to be included in future change of control employment agreements that, among other things, reduce the employment period following a change of control from three years to two, and also extended agreements to certain additional executives within BD. The named executives and other senior executives also voluntarily relinquished their existing agreements for new agreements containing these modified terms, effective January 1, 2006. A description of the material terms of BD's change of control arrangements, as modified by the Committee, can be found beginning on page 35.

Compensation of the Chief Executive Officer

      The Committee meets with the other independent directors each year in executive session to evaluate the performance of Mr. Ludwig, BD's Chief Executive Officer. The results of this evaluation are considered in determining his compensation, consistent with the compensation policies described above. The Committee also consults with the Committee's independent advisor in setting the Chief Executive Officer's compensation. Neither the Committee nor its independent advisor consults with the Chief Executive Officer or any other members of management when setting the Chief Executive Officer's compensation.

      In November 2004, the Committee approved a 4.8% salary increase for Mr. Ludwig from $945,000 to $990,000. At the same time, the Committee approved a long-term incentive award to Mr. Ludwig consisting of stock options for 76,409 shares, 14,820 Career Shares and Performance Units having a target payout of 24,101 shares. This long-term incentive award had a dollar value of $3,422,642 at the time of grant, using a lattice-based binomial option valuation model for the stock options and the prevailing market price of the BD common stock for the Career Shares and Performance Units (without taking any discount for risk of forfeiture). The Committee determined Mr. Ludwig's salary increase and long-term incentive award after reviewing competitive market data and Mr. Ludwig's individual performance during the 2004 fiscal year. While the November long-term incentive award to Mr. Ludwig was granted with respect to fiscal year 2004, it is reflected in the Summary Compensation Table and other tables for fiscal year 2005, as required by the SEC proxy statement rules, since it was awarded during the 2005 fiscal year.

      In November 2005, the Committee awarded Mr. Ludwig a $1,561,000 annual incentive payment with respect to fiscal 2005, representing 145% of Mr. Ludwig's target award. In setting this award, the Committee reviewed BD's overall financial performance during the year, as well as Mr. Ludwig's role in advancing BD's three strategies of increasing profitable revenue growth through innovation, improving operating effectiveness and strengthening BD's organizational capabilities. In particular, the Committee noted BD's reported 10% revenue growth and 20% growth in earnings per share (adjusted for certain items) for the year (which represented achievement of 109% of the earnings per share target set by the Committee), BD's return on invested capital for the year, BD's improvement in a number of financial measures, including profit margins and cash flows, and BD's overall balance sheet strength. In this regard, it was also noted that productivity improvements had enabled BD to achieve these results, despite oil-related cost increases in raw materials during the year. The Committee also reviewed the progress of BD's growth initiatives and considered efforts undertaken during the year to further improve BD's ability to develop new products. Mr. Ludwig also spent considerable time during the year focused on improving BD's organizational capabilities and the development of candidates for leadership positions throughout BD. The Committee also noted Mr. Ludwig's leadership in the medical technology industry as the Chairman of the HealthCare Institute of New Jersey, a trade association comprised of medical technology and pharmaceutical companies in New Jersey, and his election as the Chairman, effective March 2006, of the Advanced Medical Technology Association (AdvaMed), the world's largest medical technology trade association.

      In recognition of Mr. Ludwig's leadership during fiscal 2005 and in light of competitive market data, in November 2005 the Committee also approved a 3.6% salary increase for Mr. Ludwig from $994,000 to $1,030,000, effective January 1, 2006, and approved a long-term incentive award to Mr. Ludwig consisting of SARs for 86,819 shares, 16,812 Career Shares and Performance Units having a target payout of 27,340 shares. This long-term incentive award had a dollar value of $4,202,393 at the time of grant, using a lattice-based binomial option valuation model for the stock options and the prevailing market price of the BD common stock for the Career Shares and Performance Units (without taking any discount for risk of forfeiture).

Value of Total Compensation

      Set forth below is a summary of the dollar values of the total annual compensation provided to each of the named executives:

	Cash Compensation			Fiscal 2006 Long-term Incentive Awards(1)
	Salary Paid in Fiscal 2005	Annual Incentive for Fiscal 2005	Other(2)	SARs(3)	Performance Units(4)	Career Shares(5)	Total
Edward J. Ludwig Chairman, President and Chief Executive Officer	$978,647	$1,561,000	$268,664	$1,600,074	$1,611,420	$990,899	$7,010,704
Gary M. Cohen President-BD Medical	487,953	500,000	12,453	393,536	396,313	243,717	2,033,972
John R. Considine Executive Vice President and Chief Financial Officer	594,945	650,000	12,579	518,934	522,621	321,341	2,620,420
Vincent A. Forlenza President-BD Biosciences	453,449	450,000	14,663	389,205	391,951	241,006	1,940,274
William A. Kozy President-BD Diagnostics	449,945	450,000	12,410	389,205	391,951	241,006	1,934,517

(1)	The long-term incentive awards shown were granted by the Committee on November 21, 2005 following a review of fiscal 2005 performance.
(2)	The “Other” column is the total of the amounts shown for fiscal 2005 in the “Other Annual Compensation” and “All Other Compensation” columns of the Summary Compensation Table on page 28.
(3)	Amounts shown are grant date values from the table captioned “Stock Appreciation Right (SAR)/Career Share Grants in Fiscal Year 2006” on page 32.
(4)	Amounts shown are from the target column of the table captioned “Long Term Incentive Plan—Performance Unit Awards in Fiscal Year 2006” on page 33.
(5)	Amounts shown are from the table captioned “Stock Appreciation Right (SAR)/Career Share Grants in Fiscal Year 2006” on page 32.

      The above table does not reflect (i) any increase in pension benefits that may accrue to the named executives as a result of these compensation actions, (ii) any compensation income resulting from the exercise of previously-awarded stock options or other equity-based compensation awards or changes in the value of such awards, or (iii) earnings on amounts deferred under the Deferred Compensation Plan. In addition, the actual value ultimately realized by the named executives under the equity-based compensation awards set forth above will vary based on, among other things, BD's operating performance and fluctuations in the BD stock price.

Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code (the “Code”) precludes BD from taking a federal income tax deduction for compensation paid in excess of $1 million to BD's chief executive officer or any of its four other highest paid executive officers. This limitation does not apply, however, to “performance-based” compensation, as defined under the Federal tax laws. Stock options, SARs, Performance Units and annual incentive awards generally qualify as “performance-based” compensation, and are, therefore, fully deductible.

      The Committee considers the anticipated tax treatment to BD and its executive officers when reviewing executive compensation and BD's compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Committee's control, also can affect deductibility of compensation.

      The Committee will continue to assess alternatives for preserving the deductibility of compensation payments and benefits. However, the Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), since the Committee wishes to maintain the flexibility to structure BD's compensation programs in ways that best promote the interests of BD and its shareholders.

Executive Share Retention and Ownership Guidelines

      The Committee believes that each member of senior management should have a significant equity interest in BD. In order to promote equity ownership and further align the interests of management with BD's shareholders, the Committee has adopted share retention and ownership guidelines for senior management. Under these guidelines, executive officers and certain other members of senior management are expected to retain 75% of the net after-tax gain or the net after-tax shares realized under equity-based compensation awards granted after the adoption of the guidelines, until they achieve and continue to maintain a significant ownership position, expressed as a multiple of salary as follows:

President and Chief Executive Officer	5 times salary
Other BD Leadership Team Members (19 persons)	3 times salary
Other Senior Executives (5 persons)	1 times salary

      The Committee periodically reviews share ownership levels of the persons subject to these guidelines. Shares held directly by the executive, shares held indirectly through the BD 401(k) plan or Deferred Compensation Plan, and Career Shares are included in determining an executive's share ownership. Stock options, including vested options, as well as unvested Performance Units, are not included. Each of the named executives has achieved shareholdings in excess of the applicable multiple set forth above.

COMPENSATION AND BENEFITS COMMITTEE

Henry P. Becton, Jr., Chair
Basil L. Anderson
Edward F. DeGraan
James F. Orr
Willard J. Overlock, Jr.

COMPENSATION OF NAMED EXECUTIVES

      The following tables set forth information regarding the compensation of BD's Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer (collectively, the “named executives”). These tables should be read in conjunction with the Report of the Compensation and Benefits Committee on Executive Compensation appearing on page 22. The following tables are prescribed by the rules of the SEC. We have also included additional tables that are not required by SEC rules, in order to provide our shareholders with more current information concerning the compensation of our named executives.

      The following table shows, for the fiscal years ended September 30, 2005, 2004 and 2003, respectively, compensation provided by BD to each of the named executives in all capacities in which they served.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(1)	Other Annual Compensation(2)		Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs(#)	All Other Compensation(4)
Edward J. Ludwig	2005	$978,647	$1,561,000	$261,211	(5)	$803,985	76,409	$7,453
Chairman, President and	2004	933,689	1,200,000	102,688		537,766	98,961	7,250
Chief Executive Officer	2003	887,397	800,000	1,457		0	220,000	6,262

Gary M. Cohen	2005	487,953	500,000	5,580		243,854	23,177	6,873
President—BD Medical	2004	472,481	345,000	5,580		163,021	30,000	6,704
	2003	456,455	325,000	5,580		0	65,000	6,135

John R. Considine	2005	594,945	650,000	5,580		321,594	30,564	6,999
Executive Vice President	2004	574,973	480,000	3,627		217,361	40,000	6,825
and Chief Financial Officer	2003	553,699	430,000	2,181		0	90,000	6,163

Vincent A. Forlenza	2005	453,449	450,000	7,830	(6)	241,196	22,923	6,833
President—BD Biosciences	2004	436,230	330,000	8,920		141,292	26,000	6,662
	2003	405,274	290,000	5,580		0	45,000	6,124

William A. Kozy	2005	449,945	450,000	5,580		241,196	22,923	6,830
President—BD Diagnostics	2004	428,716	330,000	5,580		141,292	26,000	6,656
	2003	404,959	290,000	5,580		0	45,000	6,119

(1)	Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Since BD's fiscal year ends September 30, salaries reflect three months of salary at one calendar year salary rate and nine months at the following calendar year salary rate. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive.

For the fiscal years covered by the above table, the following named executives elected to defer, on a discretionary basis, the following amounts of salary and bonus into a BD common stock account under BD's Deferred Compensation Plan:
	2005		2004		2003
	Bonus	Salary	Bonus	Salary	Bonus	Salary
Edward J. Ludwig	$546,350	$36,268	$420,000	$100,137	$280,000	$93,192
John R. Considine	0	84,081	60,000	71,798	215,000	69,135
Gary M. Cohen	0	6,151	—	16,689	65,000	—

(2)	Amounts shown represent benefits provided to the named executives valued at their incremental cost to BD, which has been calculated for these purposes based on BD's out-of-pocket expenditures, net of federal and state tax benefits (38% in the aggregate). Unless indicated otherwise for a particular named executive, amounts shown for fiscal year 2005 represent financial planning services provided to the named executive officer on behalf of BD.

(3)	Amounts shown reflect awards of restricted stock units (“Career Shares”) to the named executives. The dollar value of the awards reflected in the Summary Compensation Table is calculated by multiplying the total number of shares subject to the Career Share award by the closing price of BD common stock on the date of grant. These dollar values do not reflect any adjustments for risk of forfeiture or restrictions on transferability, or for the fact that Career Shares are granted in tandem with dividend equivalent rights (as discussed below).

Each Career Share represents the right to receive one share of BD common stock upon vesting. The Career Shares vest and are distributable one year following retirement, or in the case of other events, such as involuntary termination without cause. The Career Shares fully vest upon a change in control (see discussion under the heading “Other Change of Control Provisions” on page 36).

The following table lists the undistributed portions of all restricted stock unit awards previously awarded to the named executives as of September 30, 2005 (including amounts accruing under dividend equivalent rights). Performance-based restricted stock unit awards (“Performance Units”) are reflected in the table below at target payout amounts. Awards of Performance Units are not included in the Summary Compensation Table above, but are reported as long-term incentive awards in a separate table (see “Long-Term Incentive Plan—Performance Unit Awards in Fiscal Year 2005” on page 31). Market values are determined by multiplying the number of undistributed shares by $52.43, the September 30, 2005 closing price for BD common stock. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.
Name	Number of Undistributed Shares	Market Value of Undistributed Shares Held
Edward J. Ludwig	104,612	$5,484,807
Gary M. Cohen	28,737	1,506,681
John R. Considine	38,141	1,999,733
Vincent A. Forlenza	31,272	1,639,591
William A. Kozy	35,818	1,877,938

The Career Shares and Performance Units awarded to the named executives in fiscal year 2005 were issued in tandem with dividend equivalent rights. Under these rights, the named executives are credited, each time BD pays a dividend on the BD common stock, with additional restricted stock units, determined by dividing the dividends that would be paid on the shares underlying the award (and on the shares underlying any restricted stock units credited pursuant to these dividend equivalent rights) by the prevailing market price of the BD common stock. Stock unit awards issued in prior fiscal years did not carry these rights.

During fiscal year 2005, the named executives were credited with the following number of restricted stock units under the dividend equivalent rights issued with their Career Shares and Performance Units. The amounts reflected below assume that the Performance Units will pay out at their target amount.
Accrued Shares

Edward J. Ludwig	512
Gary M. Cohen	155
John R. Considine	205
Vincent A. Forlenza	153
William A. Kozy	153

(4)	Amounts shown for fiscal year 2005 include for each of the named executives BD's matching contributions of $6,300 to BD's Savings Incentive Plan (“SIP”), a qualified defined contribution plan available to U.S. employees at all levels. These amounts represent BD matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans. The remaining amounts reflected for fiscal year 2005 represent premiums paid by BD for incremental life insurance benefits provided to the named executives beyond those provided to all BD employees.

(5)	Includes Mr. Ludwig's personal use of corporate aircraft ($255,381) in fiscal year 2005, consisting of $99,431 of variable costs associated with such flights (net of federal and state tax benefits to BD) and lost tax benefits to BD of $155,950 attributable to such flights, as discussed below. Pursuant to a policy adopted by the Board, Mr. Ludwig is encouraged to use BD corporate aircraft for his personal as well as his business travel. The value ascribed to Mr. Ludwig's personal use of the BD aircraft reflects the fuel, trip-related maintenance, crew travel expenses, on-board catering, landing and parking fees and other variable costs incurred in connection with Mr. Ludwig's personal flights. As BD aircraft are used predominantly for business purposes, we have not included fixed costs, such as pilots' salaries, which do not change based on usage. In addition, prior to fiscal year 2005, the costs of Mr. Ludwig's personal flights were fully deductible by BD for federal income tax purposes. With the enactment of the American Jobs Creation Act of 2004, this deduction is now limited to the amount of income imputed to Mr. Ludwig for income tax purposes for these flights, or the amounts that Mr. Ludwig reimburses BD for these flights.

On December 7, 2005, BD and Mr. Ludwig entered into a time-sharing arrangement under which Mr. Ludwig will make lease payments to BD for his personal use of the BD corporate aircraft, up to the maximum amount permitted by Federal Aviation Administration regulations. These payments will cover a substantial portion of the variable costs, and reduce the amount of lost tax benefits, associated with these personal flights.

The amount shown for Mr. Ludwig also includes his personal use of a company-owned car ($250), and financial planning services provided to Mr. Ludwig on behalf of BD ($5,580) in fiscal year 2005. BD makes available a driver and company-owned car to Mr. Ludwig on occasion for commuting to and from work. The value ascribed to Mr. Ludwig's use of the company-owned car reflects a fuel charge and any other variable costs associated with such use. As BD-owned cars are used predominantly for business purposes, we have not included fixed costs, such as driver salaries, which do not change based on usage.

(6)	Includes the value of financial planning services provided to Mr. Forlenza on behalf of BD ($5,580) and reimbursement to Mr. Forlenza for the payment of certain California state tax liabilities ($2,250). For additional discussion, see “Other Arrangements” on page 36.

INFORMATION REGARDING LONG-TERM INCENTIVE COMPENSATION
FOR FISCAL YEAR 2005

      Set forth below is information regarding the long-term incentive compensation awards provided to the named executives in fiscal year 2005. These awards were made under the 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”).

OPTION GRANTS IN FISCAL YEAR 2005

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price($/share)	Expiration Date	Grant Date Present Value of Option Grants(2)

Edward J. Ludwig	76,409	4.28%	$54.41	11/23/14	$1,311,178
Gary M. Cohen	23,177	1.30%	$54.41	11/23/14	397,717
John R. Considine	30,564	1.71%	$54.41	11/23/14	524,478
Vincent A. Forlenza	22,923	1.28%	$54.41	11/23/14	393,359
William A. Kozy	22,923	1.28%	$54.41	11/23/14	393,359

TOTAL	175,996	9.85%			$3,020,091
All Employees	1,787,115	100.00%			$30,666,893

(1)	These grants are for a ten-year term, and become exercisable in four equal annual installments, beginning one year from the date of grant. The named executives are required to hold 75% of the net, after-tax gain received upon exercise of the above options in shares of BD stock for a period of one year following exercise. The options become fully vested upon a change in control of BD, as defined in the 2004 Plan.
(2)	The estimated value of the stock options has been determined using a lattice-based binomial option valuation model, based upon the terms of the option grant and BD's stock price performance history as of the date of the grant. The key assumptions are as follows: dividend yield: 1.28%; volatility: 29.0%; risk-free rate of return: 3.93%; and expected life: 6.5 years. The above estimates do not reflect any adjustments for risk of forfeiture or restrictions on transferability. The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy.

LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AWARDS IN FISCAL YEAR 2005

			Estimated Future Payouts(1)
Name	Number of Units	Performance Period Until Payout	Threshold	Target	Maximum(2)
Edward J. Ludwig	24,101	3 years	$0	$1,307,479	$3,268,698
Gary M. Cohen	7,311	3 years	0	396,622	991,554
John R. Considine	9,640	3 years	0	522,970	1,307,425
Vincent A. Forlenza	7,230	3 years	0	392,228	980,569
William A. Kozy	7,230	3 years	0	392,228	980,569

(1)	Actual payout is based on BD's performance against the pre-established performance targets, including revenue growth and average return on invested capital, over the three-year period covering BD's 2005, 2006 and 2007 fiscal years. The actual number of shares issuable may range from zero to 250% of the target payout of the units awarded. The awards vest on the third anniversary of the grant date. The awards will also become fully vested at the target payout amount in the event of a change in control of BD, as defined in the 2004 Plan. The above amounts have been calculated by multiplying the number of shares issuable by $54.25, the closing price of the BD common stock on the grant date.
(2)	The Performance Units are issued in tandem with dividend equivalent rights. Maximum payout amounts do not reflect the shares that may be issued pursuant to these rights.

INFORMATION REGARDING LONG-TERM INCENTIVE COMPENSATION
IN FISCAL YEAR 2006

      Set forth below is information regarding the long-term incentive compensation awards provided to the named executives in November 2005 under the 2004 Plan.

STOCK APPRECIATION RIGHT (SAR)/CAREER SHARE GRANTS
IN FISCAL YEAR 2006

Name	Number of Securities Underlying SARs Granted(1)	% of Total Options/SARs Granted to Employees to Date in Fiscal Year	Grant Date Present Value of SAR Grants(2)	Number of Career Shares	Grant Date Value of Career Shares(3)
Edward J. Ludwig	86,819	5.00%	$1,600,074	16,812	$990,899
Gary M. Cohen	21,353	1.23%	393,536	4,135	243,717
John R. Considine	28,157	1.62%	518,934	5,452	321,341
Vincent A. Forlenza	21,118	1.22%	389,205	4,089	241,006
William A. Kozy	21,118	1.22%	389,205	4,089	241,006

TOTAL	178,565	10.29%	$3,290,954	34,577	$2,037,969

(1)	SARs represent the right to receive, upon exercise, shares of BD common stock having a value equal to the difference between the market price of BD common stock on the date of exercise and the exercise price. These grants are for a ten-year term, and become exercisable in four equal annual installments, beginning one year from the date of grant, at an exercise price of $59.16. The named executives are required to hold 75% of the net, after-tax shares received upon exercise of the SARs for a period of one year following exercise. The SARs become fully vested upon a change in control of BD, as defined in the 2004 Plan.
(2)	The estimated value of the SARs has been determined using a lattice-based binomial option valuation model, based upon the terms of the option grant and BD's stock price performance history as of the date of the grant. The key assumptions are as follows: dividend yield: 1.46%; volatility: 28.0%; risk-free rate of return: 4.48%; and expected life: 6.5 years. The above estimates do not reflect any adjustments for risk of forfeiture or restrictions on transferability. The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy.
(3)	The dollar value of the Career Shares reflected in the above table is calculated by multiplying the number of Career Shares awarded by $58.94, the closing price of the BD common stock on the date of grant. The Career Shares will become fully vested and be distributed one year following retirement or upon the happening of other events, such as an involuntary termination without cause. The Career Shares also fully vest upon a change in control of BD. The Career Shares are issued in tandem with dividend equivalent rights. The dollar values reflected in the above table do not reflect any adjustments for risk of forfeiture or restrictions on transferability, or for the value of the tandem dividend equivalent rights.

LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AWARDS IN FISCAL YEAR 2006

			Estimated Future Payouts(1)
Name	Number of Units	Performance Period Until Payout	Threshold	Target	Maximum(2)
Edward J. Ludwig	27,340	3 years	$0	$1,611,420	$4,028,549
Gary M. Cohen	6,724	3 years	0	396,313	990,781
John R. Considine	8,867	3 years	0	522,621	1,306,553
Vincent A. Forlenza	6,650	3 years	0	391,951	979,878
William A. Kozy	6,650	3 years	0	391,951	979,878

(1)	Actual payout is based on BD's performance against the pre-established performance targets, which are tied to net income, revenue growth and average return on invested capital over the three-year period covering BD's 2006, 2007 and 2008 fiscal years. The actual number of shares issuable may range from zero to 250% of the target payout of the units awarded. The awards vest on the third anniversary of the grant date. The awards will also become fully vested at the target payout amount in the event of a change in control of BD, as defined in the 2004 Plan. The above amounts have been calculated by multiplying the number of shares issuable by $58.94, the closing price of the BD common stock on the grant date.
(2)	The Performance Units are issued in tandem with dividend equivalent rights. Maximum payout amounts do not reflect the shares that may be issued pursuant to these rights.

STOCK OPTION EXERCISES DURING FISCAL YEAR 2005

      The following table contains information relating to the exercise of stock options by the named executives during fiscal 2005, as well as the number and value of their unexercised options as of September 30, 2005. The following table does not reflect the SARs granted to the named executives in November 2005 shown on the previous page.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2005 AND
FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise	Value Realized (Market Value Less Exercise Price)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/Unexercisable(1)(2)
Edward J. Ludwig (3)	146,592	$5,032,851	977,334/259,221	$21,072,728/4,977,388
Gary M. Cohen	108,973	2,949,183	281,909/ 76,250	5,761,122/1,460,263
John R. Considine	150,000	3,865,819	388,750/106,250	8,546,930/2,042,575
Vincent A. Forlenza	102,538	3,075,699	230,167/ 58,250	4,715,941/1,220,736
William A. Kozy	47,612	1,569,648	316,882/ 58,250	7,264,829/1,220,736

(1)	All option awards to the named executives are for a ten-year term. Options issued prior to November 2003 were issued in tandem with limited SARs, which are exercisable only in the event of a tender offer for the BD common stock or a change in control of BD, as defined under BD's stock option plans.
(2)	The value of unexercised options represents the difference between the closing price of the BD common stock on September 30, 2005 ($52.43) and the exercise price of each unexercised in-the-money option held by the named executives.
(3)	A portion (120,000 shares) of the options exercised by Mr. Ludwig were exercised pursuant to pre-established trading plans established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. The adoption of these plans was announced in Current Reports on Form 8-K dated May 27, 2004 and February 10, 2005, respectively.

OTHER COMPENSATION

Retirement Plan

      BD's Retirement Plan is a non-contributory defined benefit plan that provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and the compensation (comprised of salary, commissions and bonuses (“Covered Compensation”)) for the five consecutive calendar years that produce the highest average annual Covered Compensation. The Retirement Plan is integrated with Social Security.

      The Internal Revenue Code (the “Code”) limits the maximum annual benefit that may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized in calculating these benefits. Under BD's Retirement Benefit Restoration Plan, BD will make supplemental, unfunded payments to offset any reductions in benefits that may result from such limitations. BD's obligations to pay retirement benefits under the Restoration Plan are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of BD (as defined in the trust agreement).

      The following table shows the estimated annual retirement benefits payable under the Retirement Plan, inclusive of benefits payable under the Restoration Plan, at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

ESTIMATED ANNUAL RETIREMENT BENEFITS

	Years of Credited Service
Maximum Average Compensation	10	15	20	25	30	35	40

$700,000	$102,683	$154,024	$205,366	$256,707	$308,049	$359,390	$410,732
800,000	117,683	176,524	235,366	294,207	353,049	411,890	470,732
900,000	132,683	199,024	265,366	331,707	398,049	464,390	530,732
1,000,000	147,683	221,524	295,366	369,207	443,049	516,890	590,732
1,100,000	162,683	244,024	325,366	406,707	488,049	569,390	650,732
1,200,000	177,683	266,524	355,366	444,207	533,049	621,890	710,732
1,300,000	192,683	289,024	385,366	481,707	578,049	674,390	770,732
1,400,000	207,683	311,524	415,366	519,207	623,049	726,890	830,732
1,500,000	222,683	334,024	445,366	556,707	668,049	779,390	890,732
1,600,000	237,683	356,524	475,366	594,207	713,049	831,890	950,732
1,700,000	252,683	379,024	505,366	631,707	758,049	884,390	1,010,732
1,800,000	267,683	401,524	535,366	669,207	803,049	936,890	1,070,732
1,900,000	282,683	424,024	565,366	706,707	848,049	989,390	1,130,732
2,000,000	297,683	446,524	595,366	744,207	893,049	1,041,890	1,190,732
2,100,000	312,683	469,024	625,366	781,707	938,049	1,094,390	1,250,732
2,200,000	327,683	491,524	655,366	819,207	983,049	1,146,890	1,310,732
2,300,000	342,683	514,024	685,366	856,707	1,028,049	1,199,390	1,370,732
2,400,000	357,683	536,524	715,366	894,207	1,073,049	1,251,890	1,430,732
2,500,000	372,683	559,024	745,366	931,707	1,118,049	1,304,390	1,490,732
2,600,000	387,683	581,524	775,366	969,207	1,163,049	1,356,890	1,550,732
2,700,000	402,683	604,024	805,366	1,006,707	1,208,049	1,409,390	1,610,732
2,800,000	417,683	626,524	835,366	1,044,207	1,253,049	1,461,890	1,670,732
2,900,000	432,683	649,024	865,366	1,081,707	1,298,049	1,514,390	1,730,732
3,000,000	447,683	671,524	895,366	1,119,207	1,343,049	1,566,890	1,790,732
3,100,000	462,683	694,024	925,366	1,156,707	1,388,049	1,619,390	1,850,732
3,200,000	477,683	716,524	955,366	1,194,207	1,433,049	1,671,890	1,910,732

      Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

      Listed below are the years of credited service and Covered Compensation for the named executives for the calendar year ending December 31, 2005:

Name	Years of Credited Service	Covered Compensation
Edward J. Ludwig	26	$2,551,058
John R. Considine	6	1,250,769
Gary M. Cohen	22	992,846
Vincent A. Forlenza	25	908,808
William A. Kozy	31	905,769

      In addition, Mr. Considine has an agreement with BD under which he is entitled to receive an actuarially increased annual supplemental pension benefit (payable as a single life annuity) based on his age at termination ranging from $86,900 (for termination at age 55) to $300,958 (for termination at age 70). Under a separate agreement, Mr. Considine is entitled to participate in the BD retiree medical plan following termination of his employment for any reason.

Deferred Compensation Plan

      The BD Deferred Compensation Plan (“DCP”) is a non-qualified plan that allows an associate with an annual salary of $100,000 or above to defer receipt of up to 75% of his or her salary and/or up to 100% of his or her annual bonus until the date or dates elected by the associate. The amounts deferred are invested in shares of BD common stock or into dollar-denominated accounts that mirror the gains and/or losses of several different publicly-available investment funds, based on the investment selections of the participants. The DCP does not offer any above-market rates of return to the named executives. The DCP also allows associates to defer receipt of up to 100% of the shares issuable under any stock unit awards granted under BD's long-term incentive program.

      BD is not required to make any contributions to the DCP, other than to the extent a participant in both the DCP and BD's Savings Incentive Plan (401(k)) (“SIP”) would receive a lower matching contribution from BD under the SIP as a result of salary deferral under the DCP.

      The DCP is not funded by BD, and participants have an unsecured contractual commitment by BD to pay the amounts due under the DCP. When such payments are due, the cash and/or stock will be distributed from BD's general assets. BD has purchased corporate-owned life insurance to offset this liability.

Additional Compensation Arrangements

      Change of Control Arrangements

      BD has entered into agreements, effective January 1, 2006, with each of the named executives that provide for the continued employment of those executives for a period of time following a change of control of BD. These agreements are designed to retain the executives and provide continuity of management in the event of an actual or threatened change of control of BD. The following is a summary of the agreements, and is not intended to be a complete description of their terms. The form of agreement entered into with the named executives was filed as an exhibit to our Annual Report on Form 10-K for the 2005 fiscal year.

      The agreements provide that BD will continue to employ the executive for two years following a “change of control”, and that during this period, the executive's position, authority, duties and responsibilities will be at least commensurate in all material respects with those held by the executive prior to the change of control. The agreements also provide for minimum salary, annual bonus and other benefits during this two-year period. “Change of control” is defined under these agreements generally as (i)  the acquisition by any person or group of 25% or more of the outstanding BD common stock, (ii) the incumbent members of the Board ceasing to constitute at least a majority of the Board; (iii) certain business combinations, and (iv) shareholder approval of the complete liquidation or dissolution of BD.

      The agreements also provide that in the event the named executive is terminated without “cause,” or the executive terminates his employment for “good reason,” at any time during the two years following a change of control, the executive would receive:

•	a pro rata bonus based on the higher of (i) the executive's average bonus for the last three fiscal years prior to termination and (ii) his target bonus for the year in which the termination occurs (the greater of the two being referred to herein as the “Highest Bonus”);

•	a severance payment (the “Severance Payment”) equal to three times the sum of the executive's annual salary and the Highest Bonus;

•	the increase in the lump sum value of his pension benefits that the executive would have earned had he remained an employee for an additional three years following termination (the “Additional Retirement Benefits”);

•	continuation of the executive's welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years; and

•	outplacement services, subject to a limit on the cost to BD of $100,000.

      In the event the named executives were terminated without “cause” or they terminated their employment for “good reason” following a change of control, the named executive officers would receive the following Severance Payments and Additional Retirement Benefits, respectively (based on current salary rates and using the average bonuses of the named executives for the last three fiscal years as the Highest Bonus in calculating the Severance Payments): Mr. Ludwig—$6,531,000 and $6,924,000; Mr. Cohen—$2,641,000 and $451,000; Mr. Considine—$3,357,000 and $821,000; Mr. Forlenza—$2,421,000 and $2,518,000; and Mr. Kozy—$2,409,000 and $3,061,000. The foregoing does not include the pro rata bonus, welfare benefits or outplacement services mentioned above, any amounts that would be payable under the “gross-up” provisions of the change of control employment agreements (described below), or any amounts attributable to the accelerated vesting of equity awards upon a change of control.

      If any payments or distributions made by BD to the named executives as a result of a change of control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, BD will make an additional “gross-up” payment to the executive, such that the named executive would retain the same amount, net of all taxes, that he would have retained had the excise tax not been triggered. However, if such payments and distributions do not exceed 110% of the level that triggers the excise tax, these payments will be reduced to such level in order to avoid the need for any additional gross-up payment.

      “Cause” is generally defined under the agreements as the willful and continued failure of the executive to perform substantially his duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include the assignment to the executive of any duties inconsistent in any significant respect with, or any significant diminution in, the executive's position, authority, duties or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.

      BD has similar change of control arrangements with other key BD employees (currently 32, including BD's other executive officers), providing for the payment of 1.5 to 3 times the employees' annual compensation upon the events described above.

      Other Change of Control Provisions

      Upon a change of control, as defined in our equity compensation plans, all unvested options and SARs will become fully vested, and all Career Shares and Performance Units will become fully vested and payable (with Performance Units being payable at their target amount).

      Other Arrangements

      As President—BD Biosciences, Mr. Forlenza, a resident of New Jersey, spends a certain amount of time in California. As a result, a portion of Mr. Forlenza's income is treated as being earned in California for California state tax purposes. BD has agreed to reimburse Mr. Forlenza for any incremental state tax liability incurred by him as a result of Mr. Forlenza being subject to California taxation. Amounts paid to Mr. Forlenza under this arrangement in fiscal 2005 are reflected on the Summary Compensation Table on page 28.

      All employees of BD, including the named executives, are eligible to participate in BD's Matching Gift Program, pursuant to which BD matches contributions (up to an aggregate of $10,000) annually that are made to qualifying nonprofit organizations.

PERFORMANCE COMPARISON

      The graph below presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 2005 for BD, the S&P 500 Index, and for a peer group of companies, selected on a line-of-business basis (the “Performance Peer Group”).

      The comparison period presented is required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. BD's cumulative shareholder return is based on an investment of $100 on September 30, 2000 and is compared to the cumulative total return of the S&P 500 Index and the weighted average performance of the Performance Peer Group over the same period with a like amount invested.

      The companies composing the Performance Peer Group are Abbott Laboratories, Bausch & Lomb Inc., Baxter International Inc., Beckman Coulter, Inc., Boston Scientific Corporation, Guidant Corporation, Johnson & Johnson, Medtronic, Inc., St. Jude Medical, Inc. and Stryker Corporation.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG BECTON, DICKINSON AND COMPANY, THE S&P 500 INDEX
AND THE PERFORMANCE PEER GROUP*

D

O

L

L

A

R

S

0

50

100

150

200

250

Sep00

Dec00

Mar01

Jun01

Sep01

Dec01

Mar02

Jun02

Sep02

Dec02

Mar03

Jun03

Dec03

Mar04

Jun04

Sep04

Dec04

Mar05

Jun05

Sep05

BECTON, DICKINSON AND COMPANY

PERFORMANCE PEER GROUP

S&P 500

210

133

93

Sep03

* Source: Standard & Poor's

Proposal 2.      RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

      Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of BD and its subsidiaries for the fiscal year ending September 30, 2006. A representative of E&Y will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

      Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2005 and 2004:

	2005	2004
Audit Fees	$7,030,000	$3,931,000	“Audit Fees” include fees associated with the annual audit of BD's consolidated financial statements, reviews of BD's quarterly reports on Form 10-Q, registration statements filed with foreign regulatory bodies, and statutory audits required internationally. Fees for fiscal year 2005 also include approximately $3,398,000 relating to the Sarbanes-Oxley Act Section 404 audit of internal control.
Audit Related Fees	367,000	97,000	“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. The services for fees disclosed in this category include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.
Tax Fees	1,000,000	1,087,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.
All Other Fees	1,042,000	1,328,000	“All Other Fees” primarily relate to expatriate tax services.

Total	$9,439,000	$6,443,000

      A substantial portion of the professional services fees for the years ended September 30, 2005 and 2004 are denominated in a currency other than U.S. dollars. For comparison purposes, professional services fees for both periods have been translated at the exchange rates utilized for fiscal 2005, and are presented on a constant-currency basis.

      E&Y has notified the Audit Committee that E&Y performed certain non-audit services for BD in New Zealand that were inconsistent with standards for auditor independence under applicable auditor rules. Specifically, E&Y disclosed to the Audit Committee that, between 1996 and 2005, an affiliate of E&Y had acted as the company secretary and registered office for a local BD subsidiary. Fees were paid to the E&Y affiliate for tax compliance services, but no separate amounts were identified as applying to the corporate secretarial and registered office services.

      The Audit Committee has had discussions with E&Y regarding E&Y's independence in light of these activities. E&Y advised the Audit Committee of its conclusion that E&Y's independence is not impaired as to BD as a result of these activities, based upon, among other things, the ministerial nature of the services performed and the fact that no fees were specifically paid for these services. Although E&Y's review of its non-audit services is ongoing, BD is not aware of the performance by E&Y of any other non-audit services performed by E&Y that were inconsistent with standards for auditor independence under applicable auditor rules, except as previously disclosed. In November 2005, E&Y issued its letter to BD pursuant to Rule 3600T of the Public Company Accounting Oversight Board (“PCAOB”), in which it reported that it is independent under applicable SEC and PCAOB standards.

Pre-Approval of Audit and Non-Audit Services

      BD's Audit Committee is responsible for appointing BD's independent auditor and approving the terms of the independent auditor's services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below.

      Audit Services. Under the policy, the Audit Committee is to appoint BD's independent auditors each fiscal year and pre-approve the engagement of the independent auditor for the audit services to be provided.

      Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditor during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor, subject to certain dollar limitations, and the Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the Audit Committee.

      The Audit Committee believes that the provision of the non-audit services described on the preceding page by E&Y is compatible with maintaining the independence of E&Y.

      The Board of Directors recommends a vote FOR Proposal 2. If ratification is withheld, the Audit Committee will reconsider its selection.

Proposal 3.      SHAREHOLDER PROPOSAL ON ENVIRONMENTAL REPORT

      Domini Social Investments, LLC, 536 Broadway, 7th Floor, New York, NY 10012-3915, owner of 66,800 shares of BD common stock; Trinity Health, c/o Catherine Rowan, 766 Brady Avenue, Apt. 625, Bronx, NY 10462, beneficial owner of 5,770 shares of BD common stock; Boston Common Asset Management, LLC, 84 State Street, Suite 1000, Boston, MA 02109, beneficial owner of 175 shares of BD common stock; Brethren Benefit Trust, Inc., c/o Boston Common Asset Management, LLC, 84 State Street, Suite 1000, Boston, MA 02109, beneficial owner of 1,700 shares of BD common stock; and Maryknoll Sisters of St. Dominic, Inc., P.O. Box 311, Maryknoll, NY 10545-0311, beneficial owner of 100 shares of BD common stock, have informed BD that they plan to introduce the following proposal at the meeting:

REPORT ON BROMINATED FLAME RETARDANTS AND OTHER TOXIC CHEMICALS

      Whereas:

      Becton, Dickinson and Company is a leader in technologies geared toward measurement of biological processes to advance human health.

      Some products, including those used in health care, can be sources of toxic chemicals released into the environment and subsequently ingested, inhaled, or otherwise absorbed by people, resulting in measurable levels of those chemicals in blood or breast milk.

      Persistent and bioaccumulative toxic chemicals (PBTs). including some brominated flame retardants (BFRs), are of particular concern. BFRS are used primarily in textiles, foams and plastics, including electronic products used in health care.

      People in the U.S. have been exposed to some of the world's highest levels of certain polybrominated diphenyl ethers (PBDEs)—a BFR subset. In animal studies that experts consider relevant to developing human infants and young children PBDEs can impair normal brain development and permanently impact learning and memory. Some women in the US have PBDE levels nearly as high as those that caused impaired brain development in animal studies.

      State, national and international policies are beginning to phase out the most toxic chemicals. For example, five US states and the European Union have committed to phasing out certain PBDEs in products.

      Although our company's policies call for design of “health, safety and environmental protection into all of our products and services” we lack a specific policy to eliminate all BFRs and other PBTs in our products.

      Our products will be measured against emerging standards—and could be barred from markets if they contain substances targeted by phaseouts.

      RESOLVED: Shareholders request that the Board publish by October 2006, at reasonable cost and excluding proprietary information, a report evaluating the company's policies on BFRs and other internationally recognized toxic chemicals of concern, including the status of the chemicals in company products, and a plan to revise policies and practices and to phase out the uses of target chemicals.

Supporting Statement

According to a recent report (http://rosefdn.org/liroffreport.pdf), “safe alternatives” policies have been adopted by some leading corporations. The proponents believe an effective Becton, Dickinson and Co. policy should achieve the following:

1.	Using recognized governmental lists, inventory chemicals of concern in products that are suspected of being toxic to living things, persisting in the environment, or bioaccumulating in humans.
2.	Provide for an ongoing review of safer materials and chemicals to promote substitution of effective, cost-competitive alternatives as they become available.
3.	Develop goals, plans and timelines to substitute safer chemicals, giving priority to compounds internationally recognized as most toxic, including persistent bioaccumulative toxics, very persistent and bioaccumulative chemicals, and other chemicals of high concern, including BFRs, without requiring proof of harm at current exposure levels before undertaking substitution.
4.	Communicate company chemicals policies, goals and lists to vendors, with inducements to adopt safer alternatives.
5.	Establish a goal to gain complete safety information on chemicals used in our products.
6.	Effectively disclose, in catalogues and product labels, chemicals in our products presenting issues of toxicity, persistence and/or bioaccumulation.

      *   *   *

      Your Board believes that implementation of this proposal would impose an unnecessary burden on BD in light of its current environmental practices. BD is committed to the design, manufacture and distribution of safe and effective medical technology products and services that advance human health. In pursuing these objectives, BD has a strong sense of social responsibility, and we are firmly committed to operating in an environmentally safe manner.

      We engage in an ongoing review of the materials we use as an integral part of our research and development efforts and manufacturing processes that includes assessing the potential environmental effects our products may have. As technological advances permit, and where warranted, our products, manufacturing facilities and production processes are updated, rebuilt, redesigned or replaced to produce less waste and be more energy-efficient.

      We also strive to minimize the discharge of hazardous materials and the generation of hazardous waste with respect to our products and manufacturing processes. In addition, we promote recycling and reuse in our manufacturing processes, and offer our customers information and services on safe use and disposal of our products through training and education.

      We view complying with regulations as a minimum standard, and establish programs if regulations are not considered adequate or do not exist. For example:

•	BD has developed and implemented a Product Development Notification (PDN) system to ensure that our products are safe when used in their applications in accordance with relevant U.S. and international regulations and standards. The PDN system includes preclinical and clinical evaluation programs that address potentially leachable constituent materials and incorporate recognized toxicological principles and practices.

•	BD has issued its Citizenship Report: Living Our Values Every Day, using the framework provided by the Sustainability Reporting Guidelines of the Global Reporting Initiative (GRI), an independent institution that collaborates with the United Nations Environment Programme (UNEP). The Sustainability Guidelines are globally applicable standards reflecting input from multiple stakeholders for the voluntary reporting of the economic, environmental and social dimensions of an organization's activities, products and services. A report on our environmental stewardship in our Citizenship Report can be found on our website at www.bd.com/citizenship/.

      We believe BD has been responsibly addressing the potential environmental impact of BD's operations and products, and BD continues to evaluate its environmental practices on an ongoing basis. We therefore believe that BD's demonstrated commitment to environmental responsibility as evidenced by our existing policies and procedures adequately addresses the concerns expressed in this proposal. Consequently, we believe that the detailed report and plan that would be required by the proposal would not result in a significant benefit.

Accordingly, the Board of Directors recommends a vote AGAINST Proposal 3.

Proposal 4.      SHAREHOLDER PROPOSAL ON CUMULATIVE VOTING

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, DC 20037, owner of 800 shares of BD common stock, has informed BD that she plans to introduce the following proposal at the meeting:

RESOLVED: “That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 73,603,124 shares, representing approximately 41.7% of shares voting voted FOR this proposal.”

      *   *   *

      This proposal has been submitted at the past nine annual meetings and has been rejected by our shareholders each time.

      Your Board continues to believe that directors should be elected through a system that assures that directors will represent the interests of all shareholders, not just those of particular groups. Cumulative voting could enable individual shareholders or groups of shareholders with less than a majority of the shares to pool their votes to elect directors concerned with advancing the positions of the group responsible for their election, rather than the positions that are in the best interests of BD and of all of our shareholders. In addition, the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness among Board members and impair the Board's ability to operate effectively as a governing body, to the detriment of all BD shareholders.

      The Board believes that BD's current system of electing directors, with each share entitled to one vote for each nominee, will continue to work successfully in the future, as it has in the past. The Board consists predominantly of independent non-management directors, and the Board committee responsible for identifying and recommending qualified individuals for director consists solely of independent non-management directors. This ensures that the Board will continue to exercise independent judgment and remain accountable to all BD shareholders, rather than to a particular group.

      The Board also believes that cumulative voting is unnecessary in light of BD's current governance practices. BD's Corporate Governance Principles demonstrate the many ways in which the Board and the Company are responsive and accountable to BD's shareholders on an ongoing basis. These provisions cover a wide array of subject areas, including the designation of a Lead Director, evaluations of the Chief Executive Officer and the Board, conflicts of interest and ethics compliance; and certain public disclosures.

Accordingly, the Board of Directors recommends a vote AGAINST Proposal 4.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

      Any proposal that a shareholder wishes to submit for inclusion in BD's proxy materials for the 2007 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received by BD not later than August 21, 2006. In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2007 Annual Meeting, but does not seek to include in BD's Proxy Statement pursuant to Rule 14a-8, must be delivered to BD no earlier than October 3, 2006, and not later than November 2, 2006, if the proposing shareholder wishes for BD to describe the nature of the proposal in BD's Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to BD in connection with the 2007 Annual Meeting should be addressed to: Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

APPENDIX A
AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee is created by the Board of Directors of the Company to:

•	assist the Board in its oversight of

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company's independent auditors;

•	the performance of the Company's internal audit function; and

•	compliance by the Company with legal and regulatory requirements; and

•	prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

Membership

      The Audit Committee shall consist of at least three members, comprised solely of independent directors meeting the independence and experience requirements of the New York Stock Exchange. The Corporate Governance and Nominating Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Corporate Governance and Nominating Committee shall recommend to the Board, and the Board shall designate, the Chair of the Audit Committee.

Authority and Responsibilities

      In addition to any other responsibilities which may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters:

Independent Auditors

•	The Audit Committee has the sole authority to appoint, compensate, retain and terminate the independent auditors of the Company (subject, if applicable, to shareholder ratification), including sole authority to approve all audit engagement fees and terms and all non-audit services to be provided by the independent auditors. The Audit Committee shall pre-approve all engagements for audit services and each non-audit service to be provided by the Company's independent auditors. The Audit Committee may consult with management in the decision making process, but may not delegate this authority to management. The Audit Committee may, from time to time, delegate its authority to pre-approve non-audit services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting. The independent auditors shall report directly to the Audit Committee.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditors' annual audit plan(s) and shall oversee the audit and audit-related work of the independent auditors, including resolution of disagreements, if any, between management and the auditor regarding financial reporting.

•	The Audit Committee shall evaluate the independent auditors' qualifications, performance and independence, and shall present its conclusions with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Company's independent auditors:

•	describing the independent auditors' internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditors and the Company; and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the partners of the independent auditor team(s), particularly the lead audit and reviewing partners;

•	consider whether to rotate the independent auditors; and

•	obtain the opinion of management and the internal auditors on the independent auditors' performance.

•	The Audit Committee shall establish policies for the Company's hiring of current or former employees of the independent auditors.

Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company's internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company's internal audit function with the independent auditors.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	The Audit Committee shall review and discuss with management and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•	the annual audited financial statements, including the Company's specific disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company's Form 10-K;

•	the quarterly financial statements, including the Company's specific disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company's Form 10-Q;

•	the annual audited financial statements of the Company's qualified benefit plans;

•	any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

•	The Audit Committee shall review and discuss, in conjunction with management, the Company's policies with respect to the Company's earnings press releases and all financial information, such as earnings guidance, provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information.

•	The Audit Committee shall, in conjunction with the CEO and CFO of the Company, review the Company's internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

•	The Audit Committee shall review and discuss with the independent auditors any audit problems or difficulties and management's response thereto, including those matters required to be discussed with the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, such as:

•	any restrictions on the scope of the independent auditors' activities or access to requested information;

•	any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm's national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditors; and

•	any significant disagreements between the Company's management and the independent auditors.

•	The Audit Committee shall review the Company's policies and practices that govern the process by which risk assessment and management is undertaken (with the understanding that the review of policies and practices relating to specific areas of risk assessment and management may be the responsibility of other committees of the Board). The Company's management shall also discuss with the Audit Committee the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall establish and maintain procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent auditors, the performance of the internal audit function, compliance by the Company with legal and regulatory requirements and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Board on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Corporate Governance and Nominating Committee.

Procedures

      The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chair of the Audit Committee, in consultation with the other committee members and management, shall determine the frequency and length of the committee meetings and shall determine meeting agendas consistent with this charter.

      The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditors.

      The Audit Committee is authorized to retain special legal, accounting or other advisors, as it determines necessary to carry out its duties, and may request any officer or employee of the Company or the Company's outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee.

      The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the independent auditors (ii) compensation to any advisors employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

      The Audit Committee may delegate its authority to subcommittees or the Chair of the Audit Committee when it deems appropriate and in the best interests of the Company.

Limitations Inherent in the Audit Committee's Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to ensure compliance with laws and regulations and the Company's Code of Conduct, or to assess and manage the Company's exposure to risk. This is the responsibility of management, subject to oversight by the Board of Directors.

APPENDIX B
BECTON, DICKINSON AND COMPANY (BD)
STATEMENT OF CORPORATE GOVERNANCE PRINCIPLES
Adopted November 27, 2001,
As Amended and Restated November 22, 2005

1) Board Committees, Their Number, Structure and Charters

      The Board has the following standing committees: Audit, Compensation and Benefits, Corporate Affairs, Corporate Governance and Nominating, Executive, Finance, and Qualified Legal Compliance Committee. The structure and charter of each committee is reviewed on an annual basis, first by the committee, and then by the Corporate Governance and Nominating Committee, which recommends any changes it deems necessary or appropriate to the Board for consideration. The Board possesses the requisite authority to appoint new committees as the need may arise, or to disband a current committee except as otherwise provided for by applicable law, regulations or BD's Certificate of Incorporation or By-Laws.

2) Independence of Committees

      It is the policy of the Board that only independent directors serve on the Audit, Compensation and Benefits and Corporate Governance and Nominating Committee.

3) Assignment and Rotation of Committee Members and Chairs

      The Board, after consultation with the Chairman, designates the members of the committees, taking into account their particular expertise, experience and preferences.

      The Board does not believe in mandating the fixed rotation of committee members and/or committee chairs, since there may be reasons at a given point in time for maintaining continuity. However, the Board will seek to rotate committee members and chairs on a staggered basis within each committee on an average of every five years, provided that the Board may extend committee membership in any given case if it deems it appropriate in order to ensure continuity and the availability of experience derived through longevity.

4) Chairman and Chief Executive Roles

      The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and the Chief Executive Officer in such a manner as the Board considers appropriate for BD at the time. Under certain circumstances, the Board may determine that it is appropriate to separate the Chairman and Chief Executive Officer roles. However, the Board currently believes that it is in BD's best interest for the Chief Executive Officer to serve as the Chairman. This arrangement permits a unified vision for BD and provides an efficient and effective leadership structure while maintaining balance through the emphasis on independence in BD's Board and Committee structure, including the designation of a Lead Director and other independence safeguards contained in these Principles.

5) Board Leadership; Lead Director

      (a) The Board notes that all directors ultimately are elected by the shareholders, and all have an equal voice. The Board as a whole is free, should a special need arise, to call upon any one or more directors to provide leadership in a given situation. The Board understands that leadership in certain subject areas falls to the committee chair(s) responsible for the subject matter giving rise to the need, and that the chairs function as the committee liaisons to the Chairman and the rest of the Board.

      (b) The Board also believes that at such times as the Chairman is not an independent director, it is appropriate and necessary for the independent directors to designate a Lead Director, who would be expected to serve in such capacity for several years. In circumstances in which the non-management directors meet without any management present, the Lead Director shall preside over such meeting. The Lead Director also shall serve as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD's employees, shareholders and others with the non-management members of the Board. There shall be maintained on BD's website, www.bd.com/investors/corporate_governance, a procedure by which persons so wishing may communicate with the Board, the non-management directors as a group, or with any individual director. The Corporate Governance and Nominating Committee shall review the designation of the Lead Director from time to time and recommend any change in the Lead Director it deems appropriate to the Board.

6) Mix of Directors

      It is BD's policy that the Board shall be composed predominantly of independent directors, thereby ensuring their availability to serve on the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees. No more than two members of BD's management, or who held BD management responsibilities within the preceding three years, shall be members of the Board at any given point in time.

7) Definition of Director Independence

      The Board shall determine each director's independence on an annual basis (including for purposes of membership on the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees) based on applicable regulatory requirements of the Securities and Exchange Commission and the New York Stock Exchange, and these Principles.

      An “independent” director shall be defined to mean a director who has none of the relationships with BD set forth in paragraph (a) below, and otherwise has no direct or indirect material relationship with BD or its management (either directly or as a shareholder, principal or officer of an organization that has a relationship with BD) that would interfere with the exercise of independent judgment by such director. However, the Board believes all directors should hold meaningful equity ownership positions in BD, which shall not affect a director's independence. The Board, in its business judgment, will determine, based on all relevant facts and circumstances and in a manner consistent with the guidelines set forth below, whether a director has a relationship with BD or its management that would interfere with such director's exercise of his or her independent judgment. The following guidelines shall be followed by the Board in determining director independence:

(a)	Under any circumstances, a director is not independent if:

	(i)	the director is, or within the last three years was, employed by BD;
	(ii)	an immediate family member (as defined below) of the director is, or within the last three years was, employed by BD as an executive officer;
	(iii)	the director or an immediate family member of the director received more than $100,000 in direct compensation from BD during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
	(iv)	the director or an immediate family member of the director is a current partner of a firm that is BD's internal or external auditor; (B) the director is a current employee of that firm; (C) an immediate family member of the director is a current employee of that firm and participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was, within the last three years (but is no longer), a partner or employee of that firm and personally worked on BD's audit within that time;
	(v)	the director or an immediate family member of the director is, or within the last three years was, employed as an executive officer of a company where any of BD's present executive officers at the same time serves or served on the compensation committee of that company's board of directors; or
	(vi)	the director is a current employee, or whose immediate family member is a current executive officer, of a company that made payments to, or received payments from, BD for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1,000,000 or two percent of the consolidated gross revenues of the other company.

(b)	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director's independence:

	(i)	if the director or an immediate family member is a director, general partner, executive officer or controlling shareholder of, or is otherwise affiliated with, another company that is indebted to BD, or to which BD is indebted, and the total amount of either company's indebtedness to the other does not exceed: (A) one percent of the total consolidated assets of BD as of the end of its most recently completed fiscal year or (B) one percent of the total consolidated assets of the other company as of the end of its most recently completed fiscal year;
	(ii)	if the director or an immediate family member is an executive officer or director of, or is otherwise affiliated with, another company in which BD owns an equity interest, and the amount of the equity interest held by BD is less than 10% of the outstanding voting securities of the other company;
	(iii)	if the director or an immediate family member of that director serves as an executive officer, director or trustee of, or is otherwise affiliated with, a charitable organization, and BD's annual charitable contributions to that organization (excluding contributions by BD under its established Matching Gift Program) are less than the greater of $1,000,000 or two percent of that organization's consolidated gross revenues in its most recent fiscal year; and
	(iv)	if the director or an immediate family member of a director is a director, trustee, general partner, executive officer or controlling shareholder of, or is otherwise affiliated with, a company or professional entity (including any law firm or investment banking firm) that made payments to, or received payments from, BD for property or services in an amount which, in any single fiscal year, do not exceed the greater of $1,000,000 or two percent of the consolidated gross revenues of the other company.

(c)	For relationships not covered by the guidelines contained in paragraph (b) above, the determination of whether or not the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

      For purposes of these guidelines, an “immediate family member” includes a director's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such director's home.

      Annually, the Board will review all relationships of directors to determine whether directors meet the categorical independence tests described in paragraph (b). The Board may determine that a director who has a relationship that exceeds the limits described in paragraph (b) is nonetheless independent. The basis for any such determination will be explained in BD's next annual Proxy Statement.

      Each independent director is required to notify the Chair of the Corporate Governance and Nominating Committee, as soon as reasonably practicable, of any change in his or her personal circumstances that may affect such director's independence. The Board, upon recommendation from the Corporate Governance and Nominating Committee, shall consider the matter and the necessity of taking any action.

8) Board Size

      The Board periodically reviews its size to consider that most effective for its operation within the range authorized by BD's Certificate of Incorporation, which is between three and twenty-one members. In general, the Board believes that its appropriate size consists of between ten and fifteen members, recognizing that retirements, resignations and recruiting delays, as well as the availability of one or more outstanding candidates, may result periodically in the Board consisting, for some transitional period, of a slightly greater or lesser number of directors than the Board may have targeted.

9) Director Retirement Policy

      It is BD's policy that directors retire from the Board effective at the conclusion of the Annual Meeting of Shareholders following their seventy-second birthday. Under special circumstances, with the approval of the Board, exceptions can be made to this policy. The Board believes, however, that any exceptions should be rare.

10) Term Limits

      It is BD's policy to avoid term limits for directors, which have the disadvantage of discontinuing the availability and contributions of directors who have developed experience with, and insight into, BD and its needs over a period of time.

11) Changes in Directors' Primary Responsibilities and Outside Commitments

      It is BD's policy that every director, including the Chief Executive Officer and any other directors with BD management responsibilities, must notify the Chairman of his or her retirement, of any change in employer, and of any other significant change in the director's principal professional occupation, and in connection with any such change, offer his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then considers the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to the offer of resignation.

      As a corollary, it is the policy of the Board that every director should seek the consent of the Chairman (or if the Chairman is seeking consent, the Lead Director) and of the Corporate Governance and Nominating Committee, and confirm the absence of any material actual or potential conflict, prior to accepting any invitation to serve on another corporate or not-for-profit board or with a government or advisory group.

      While a director's service on the boards of other publicly-traded companies may provide experience that benefits both the director and BD, directors are expected to devote sufficient time to effectively fulfill their duties as directors. Accordingly, while a director may serve on the board of directors of publicly-traded companies in addition to the BD Board, it is BD's policy that such service should be limited to a reasonable number of companies so as not to conflict with his or her responsibilities as a director of BD.

      In addition, no director who is a member of the Audit Committee may, at the same time, serve on the audit committees of more than two other publicly-traded companies, unless the Board determines that such simultaneous service would not impair such director's ability to effectively serve on BD's Audit Committee.

12) Evaluation By Non-Management Directors of the Chief Executive Officer

      It is BD's policy that the non-management directors meet privately not less than once a year to evaluate the performance of the Chief Executive Officer. The evaluation is based on objective and subjective criteria, including an assessment of the performance of the businesses, accomplishment of long-term strategic objectives, and management development. A clear understanding between the non-management directors and the Chief Executive Officer regarding BD's expected performance and how that performance is to be measured is critical to the process.

      The Compensation and Benefits Committee considers the results of the evaluation when recommending to the Board the Chief Executive Officer's compensation and the Chair of the Compensation and Benefits Committee communicates the results of this evaluation to the Chief Executive Officer.

13) Meetings of Non-Management Directors

      The non-management directors shall meet privately as a matter of course, without any management present, not less than three times a year, over the course of which their activities shall include, among other things, the performance review of the Chief Executive Officer, and approval of the actions of the Compensation and Benefits Committee regarding the Chief Executive Officer's compensation. These meetings should be scheduled as a matter of course for each fiscal year by the Corporate Secretary.

      The non-management directors also may meet in executive session at other times during the year to consider issues they deem important to address without management present.

      Following each meeting of the non-management directors, the Lead Director will discuss with the Chairman, to the extent appropriate, matters addressed in or arising from the private meeting.

14) Evaluation of the Board and Board Committees

      It is the policy of the Board to review on an annual basis its performance and effectiveness as a whole, with each director completing a questionnaire developed by the Corporate Governance and Nominating Committee with respect to certain specified criteria. The collective ratings and comments are compiled in advance of the review session and are presented by the Chair of the Corporate Governance and Nominating Committee to the full Board for discussion.

      Annual self-assessments also are conducted by each Board committee, relying on a review process similar to that used by the Board, with performance criteria for each committee established, in part, on the basis of its charter.

15) Evaluation of Individual Director Performance

      It is BD's policy that the Corporate Governance and Nominating Committee shall assess on the basis of pre-established criteria, the performance of each individual director standing for re-election at the next Annual Meeting of Shareholders. The pre-established criteria address each director's core competencies, independence and level of commitment.

      All directors are expected to attend Board meetings and meetings of the committees on which they serve, to review all materials provided to them in advance of any meeting, to be knowledgeable about the strategies and affairs of BD and the industry and competitive environment in which it operates, and to actively participate in deliberations of the Board and of each committee on which they serve. Directors also are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason.

      The Corporate Governance and Nominating Committee considers not only an individual's qualities, performance and professional responsibilities, but also the then- composition of the Board and the challenges and needs of the Board as a whole at that time. If applicable, the Committee also considers the impact of any change in the principal occupation of the directors during their prior term of service. This evaluation process allows each director the opportunity to conveniently confirm his or her interest to continue as a member of the Board. Upon completion of the individual director evaluation process, the Committee reports to the full Board its conclusions and recommendations for nominations to the Board.

      It is BD's policy that the Corporate Governance and Nominating Committee also should review and consider the performance of any individual director if a situation were to arise that interfered with the proper performance of his or her duties as a member of the Board.

16) BD's Performance and Corporate Strategy

      The Board reviews BD's financial performance on a regular basis at Board meetings and through periodic updates, with a particular focus on peer and competitive comparisons. These reviews include the views of management as well as those of key investors and securities analysts.

      The Board also conducts an annual review of BD's long-term strategy, and an assessment of its strategic, competitive and financial performance, on both an absolute basis and in relation to the performance, practices and policies of its peers and competitors.

17) Composition of the Board and Board Membership Criteria

      The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of directors in the context of the composition of the Board at any given point in time. On an annual basis, the Corporate Governance and Nominating Committee considers the composition, challenges and needs of the Board as a whole, both in connection with recommending candidates for election to the Board and in analyzing the composition of Board committees.

      The assessment of the overall composition of the Board encompasses consideration of diversity, age, skills, international background, and significant experience and prominence in areas of importance to BD. Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills. Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings. Candidates should be individuals who possess a team-oriented ethic consistent with BD's Core Values, and who are committed to the interests of all shareholders as opposed to those of any particular constituency.

When considering director candidates, the Committee will seek individuals with backgrounds and qualities that, when combined with those of other directors, will provide a blend of skills and experience that will further and enhance BD's governance responsibilities and strategic interests. The Committee shall utilize a variety of means to identify prospective nominees for the Board. These may include referrals from other Board members, management, shareholders and other external sources (including retained executive search firms). The Committee shall utilize the same criteria for evaluating candidates irrespective of their source. BD's annual Proxy Statement shall inform shareholders that in order to submit a candidate for consideration, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

18) Selection and Invitation of New Directors

      The Corporate Governance and Nominating Committee is responsible for recommending for Board consideration candidates for election to the Board.

19) Orientation of Directors and Continuing Education

      BD has developed an orientation and training process available to new members of the Board and to new members of each Board committee. For new directors, this includes providing background information on BD, its products and its industries, meetings with senior management to familiarize the director with BD's management and its strategies and significant policies, and site visits to BD facilities. Orientation of a new director or new committee member is coordinated by the Corporate Secretary and the Chief Financial Officer and is tailored to the requirements of the individual.

      In addition to Board meetings and other activities that may take place at various BD locations, directors are encouraged to visit BD and its subsidiaries from time to time, at locations selected in consultation with the Chief Executive Officer, to familiarize themselves with the business of BD and its subsidiaries. These visits should be arranged through the Office of the Corporate Secretary, and directors are requested to report to the full Board following any such visit.

      Directors also are encouraged to attend director education courses at BD's expense. As a matter of practice, BD management from time to time, directly or with the assistance of outside advisors, arranges presentations to the Board on current issues or topics relevant to directors of public companies, including current corporate governance trends and practices, and other continuing education presentations.

20) Director Compensation

      The Corporate Governance and Nominating Committee and the Board receive and review periodic reports from independent consultants on trends in director compensation. In addition, the Corporate Governance and Nominating Committee conducts a thorough analysis of director compensation and stock ownership as appropriate and makes recommendations to the Board for any adjustments deemed appropriate. Generally, the Board seeks to set director compensation at levels that fairly compensate directors for their responsibilities as directors and that are consistent with compensation levels at companies of similar size and nature as BD.

      BD director compensation has focused increasingly on equity compensation for directors. This has included eliminating both the director retirement plan and the payment of meeting fees, establishing an equity-based director deferral plan and providing for director participation in other equity-based plans. Under the director deferral plan, directors can elect to defer into a BD stock account up to the full amount of their annual retainer and committee chair fees. The Board also believes that the director share ownership guidelines ensure adequate share ownership by directors.

21) Director Equity Ownership

      The Board believes that directors should hold meaningful equity ownership positions in BD in accordance with share ownership guidelines established by the Board. The current share ownership guidelines require each non-management director to own shares of BD common stock valued at fifty percent of the amount obtained by multiplying the annual retainer fee in effect from time to time by the number of years a person has served as a director.

22) Classified Board

      The Board is comprised of three classes of directors, with approximately one-third of the directors assigned to each class. The members of each class are elected to terms of three years. The Board reviews its classified board structure not less than once every two years.

      After careful review and consideration, the Board continues to believe that a classified board provides continuity, stability and experience in the composition of the Board, while still providing for the election of a portion of the Board each year. It also enables the Board to represent more effectively the interests of all shareholders in a wide variety of circumstances. However, the Board is mindful of, and takes into consideration, varying views on the relative merits of a classified board.

23) Well-Informed Directors

      In order for the Board to exercise fully its oversight functions, management provides to the Board access to information regarding BD and the markets in which it operates. This information comes from a variety of sources, including management reports, securities analysts' reports, information regarding peer performance, direct interaction with senior management and visits to BD facilities.

24) Board Materials and Presentations

      As a general rule, presentations on specific subjects are sent to Board members in advance so that Board meeting time may be conserved and discussion time focused on questions and discussion of key issues.

25) Board and Committee Agendas

      The Chairman, together with the Lead Director and the Corporate Governance and Nominating Committee, establishes on an annual basis an agenda of topics for consideration and review by the Board during the following year. This annual schedule of topics is then provided to the full Board for review and comment and is adjusted, as appropriate, during the year.

      The Chairman shall establish the agenda and schedule for each Board meeting, allowing for an appropriate mix of presentation and discussion. Each director is encouraged to suggest topics he or she wishes to have addressed for inclusion on the Board agenda.

      Each committee of the Board, on an annual basis, sets an agenda of topics to be discussed by that committee during the following year. The Chair of each committee, in consultation with other members and management, develops the agenda for each committee meeting.

26) Succession Planning and Management Development

      The Board, with the input of the Chief Executive Officer, conducts an annual assessment of the performance and development of senior management. The Board also conducts periodic discussions, not less than once a year, regarding succession of the Chief Executive Officer and other members of senior management and, with the recommendations of the Chief Executive Officer, identifies potential successor candidates for these roles.

      As a matter of policy, the Chief Executive Officer should provide to the Board, on an ongoing basis, his or her recommendation as to a successor in the event of an unexpected disability.

27) Attendance of Non-Directors at Board Meetings/Board Access to Senior Management and
     Independent Advisors

      Members of the BD Leadership Team attend Board meetings and other Board activities on a regular basis. In addition, other BD leaders attend Board and committee meetings when appropriate to provide additional expertise and to expose the Board to a broader pool of management.

      The Board has open access to senior management.

      The Board and each committee of the Board has the authority to retain its own independent legal, financial and other advisors, as the Board or any committee deems necessary or appropriate, at BD's expense.

28) Board's Interaction with Institutional Investors, Media and Customers

      In general, BD management speaks for BD. Individual Board members may, from time to time at the request of management or the Board, meet or otherwise communicate with various constituencies that are involved with BD, such as institutional investors, the media and customers.

29) Conflicts of Interest and Ethics Compliance

      If an actual or potential conflict of interest develops because of a change in the business operations of BD or a subsidiary, or in a director's circumstances (for example, significant and ongoing competition between BD and a business with which the director is affiliated), the director should report the matter immediately to the Chairman and the Corporate Governance and Nominating Committee for evaluation and appropriate resolution.

      If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, recuse himself or herself from participation in the discussion, and not vote on the matter.

      Each of BD's directors is required to comply with BD's Business Conduct and Compliance Guide (the “Guide”). Concerns regarding violations of the Guide by non-management directors of BD are referred to the Corporate Governance and Nominating Committee and to the Chairman. Violations of the Guide by management directors of BD are referred to BD's General Counsel.

30) Disclosure Regarding Corporate Governance, Director Compensation and Board Evaluation

      BD provides disclosure in its annual Proxy Statement concerning stock ownership guidelines for directors and senior management, a comprehensive description of the board's self-evaluation processes and the composition of director compensation.

      So that shareholders may gain greater knowledge of the Board's processes, BD's annual Proxy Statement shall include the publication of this Statement of Corporate Governance Principles.

31) Charitable Contributions

      Proposed charitable contributions, or pledges of charitable contributions, by BD within any given fiscal year in an aggregate amount of $50,000 or more, to an entity for which a BD director or a member of any of their immediate families serves as a director, officer, employee, or member of such entity's fund-raising organization or committee, shall be subject to prior review and approval by the Corporate Governance and Nominating Committee.

      The Corporate Governance and Nominating Committee shall be provided on an annual basis with a report from management of the charitable contributions or pledges made by BD during the fiscal year in an amount of $10,000 or more, to an entity for which a BD director or executive officer, or a member of any of their immediate families, serves as a director, officer, employee, or member of such entity's fund-raising organization or committee and such report of contributions made shall be included and disclosed in BD's annual Proxy Statement.

      However, for purposes of determining whether the $50,000 approval threshold or the $10,000 disclosure threshold is reached, no contributions by BD under its established Matching Gift Program shall be included or reported.

32) Executive Officer Membership on Public Company Boards

      It is BD's policy that prior to an executive officer agreeing to join any board of another publicly-traded company, the executive officer first must seek the agreement of BD's Chief Financial Officer and of its General Counsel that any such proposed service would not present an undue conflict of interest or financial risk, to either BD or to the executive officer. Once such agreement is secured, the executive officer then shall seek the approval of the Corporate Governance and Nominating Committee.

      As a general rule, the Board believes that executive officers should be limited at any given time to serving on the board of not more than one other publicly-traded company. Any exceptions to this general rule require the prior approval of the Corporate Governance and Nominating Committee.

33) No Provision of Personal Services by BD External Auditor to Members of the Board of Directors or Executive Officers

      It is BD's policy that neither BD, nor any director or executive officer, may engage the external auditor of BD for the purpose of the external auditor providing financial planning, tax preparation (including expatriate tax services) or other personal services (“Services”) to a director or executive officer. This policy prohibits the engagement of the external auditor for such purposes, regardless of whether the person or persons proposed to provide the Services to a director or executive officer participates or previously participated in a BD audit.

      For purposes of this policy, the “external auditor” of BD is defined as any firm engaged by the Audit Committee to provide audit, review or attest services, or to otherwise provide “audit services” to BD within the meaning of the rules of the Securities and Exchange Commission.

34) Sales of BD Shares by Directors or Executive Officers when BD is Repurchasing Shares

      It is BD's policy that directors and executive officers should not sell any shares of BD common stock on any day on which BD is repurchasing shares of BD common stock under a BD stock repurchase program other than as permitted by BD's policies. For purposes of this policy, the term “sell” includes entering into any contract to sell, pledge or otherwise transfer or dispose of shares of BD common stock, other than gifts or other transfers of shares for no value.

      Therefore, any director or executive officer intending to sell shares of BD common stock shall provide as much advance notice as is reasonably practicable to the Office of the Corporate Secretary, so as to ensure that BD is not engaging in share repurchases on the same days on which any such sales are made by directors or executive officers in violation of such policies.

35) Voting for Directors

      At any meeting of the shareholders at which nominees for director are subject to an uncontested election (that is, the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, promptly shall offer his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the offer of resignation. The Board shall promptly act with respect to each such offer of resignation, and shall notify the director concerned of its decision.

APPENDIX C
BECTON, DICKINSON AND COMPANY
2005 Annual Report of Charitable Contributions
November 22, 2005

      The following report lists charitable contributions or pledges (including contributions under prior pledges) made by BD during fiscal year 2005 in an amount of $10,000 or more, to an entity for which a BD director or executive officer, or a member of any of their immediate families, serves as a director, officer or employee, or as a member of such entity's fund-raising organization or committee.

Director or Executive Officer	Organization	Affiliation	Aggregate Amount Donated in FY05	Pledges

Gary M. Cohen President—BD Medical	Academic Alliance Foundation, Inc.	Board of Directors	$10,000	—
Vincent A. Forlenza President—BD Biosciences	Valley Hospital Foundation	Board of Trustees	$62,200 (under prior pledge)	$300,000 over 5 years FY04-FY08
William A. Kozy President—BD Diagnostics	Morristown Memorial Hospital	Executive Advisory Board	$150,000 (under prior pledge)	$750,000 over 5 years FY01-FY05
Edward J. Ludwig Chairman, President and Chief Executive Officer	College of the Holy Cross	Board of Trustees	$25,000 (under prior pledge)	$75,000 over 3 years FY04-FY06
Edward J. Ludwig	Hackensack University Medical Center	Board of Trustees	$59,000	—
Edward J. Ludwig	Institute of Medical Technology and Innovation (Advanced Medical Technology Association) (AdvaMed)	Board of Directors AdvaMed	$100,000 (under prior pledge)	$500,000 over 5 years FY04-FY08
Edward J. Ludwig	The Johns Hopkins University	Board of Trustees	$18,333 (under prior pledge)	$155,000 over 4 years FY03-FY06
Edward J. Ludwig	Juvenile Diabetes Research Foundation	Kathleen Ludwig, Spouse, Board Member of NJ Chapter	See Willard J. Overlock, Jr.	—
Edward J. Ludwig	U.S. Fund for UNICEF	Board of Directors	$1,334,200 (includes $450,000 and $744,000 of product under prior pledges)	$1,000,000 over 5 years FY02-FY06 $1,000,000 over 4 years FY03-FY06
Frank A. Olson Director (Note: Mr. Olson retired as a director on February 1, 2005)	Save The Children	Board of Trustees	$37,412 (includes cash and product)	—
Willard J. Overlock, Jr. Director	Juvenile Diabetes Research Foundation	Committee member and Katharine Overlock, spouse, is a Board member	$541,680 (includes $50,000 under prior pledge and $250,000 under current pledge)	$500,000 over 2 years FY05-FY06 $250,000 over 5 years FY04-FY08 (BD Canada)
Alfred Sommer, M.D., M.H.S.	The Johns Hopkins University	Dean of the Johns Hopkins Bloomberg School of Public Health (Note: Dr. Sommer retired as Dean effective September 1, 2005)	See Edward J. Ludwig	See Edward J. Ludwig

C-1

DIRECTIONS TO
THE HILTON SHORT HILLS

FROM MANHATTAN
Lincoln or Holland Tunnel to NJ
Tpk to Exit 14. Continue on Rte.
78 West approx. 5 miles to Exit 48,
Rte.. 24 West. Take Exit 7C...* *
FROM BROOKLYN
Take Rte. 278/Belt Pkwy West
to Verrazano Narrows Bridge.
Continue to the Goethals Bridge to
the NJ Tpk North. Take Exit 14.
Continue on Rte. 78 West approx.
5 miles to Exit 48, Rte. 24 West.
Take Exit 7C...* *
FROM NEWARK AIRPORT
Take Rte. 78 West approx. 5 miles
to Exit 48, Rte. 24 West. Take Exit
7C...* *

CHATHAM

287

78

280

95

95

78

EXIT
KENNEDY
PKWY
LIVINGSTON
CALDWELL

N

E

S

W

SUMMIT

GARDEN
STATE PKWY
EXIT 142

NEWARK
AIRPORT

NEW JERSEY TPK
EXIT 14

24

THE MALL AT
SHORT HILLS

JFK PKWY
TO LIVINGSTON

The
Hilton at
Short Hills

NEW JERSEY

GARDEN
STATE
PKWY

NEW JERSEY
TPX

TO
LINCOLN
TUNNEL

TO HOLLAND
TUNNEL

The Hilton at Short Hills
41 JFK Parkway • Short Hills, NJ 07078
(973) 379-0100

FROM THE NJ TURNPIKE Take to Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM NORTH EASTERN
LONG ISLAND
Take Throgs Neck or Whitestone Bridge off the Cross Island Pkwy. After toll, take GW Bridge to Rte. 80 West to the Garden State Pkwy South, to Exit 142 to Rte. 78 West. OR Take GW Bridge to the NJ Tpk South to Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM TAPPAN ZEE BRIDGE
Follow signs to NY Thruway; continue to Garden State Pkwy South. Take Exit 142 to Rte. 78 West. Continue to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM THE GARDEN STATE PARKWAY SOUTHBOUND
Take Exit 142 to Rte. 78 West, Continue to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM THE GARDEN STATE PARKWAY NORTHBOUND
Take Exit 142 to Rte. 78 West. Take first Exit, marked “Hillside/Rte. 78 West”. Take Rte. 78 West and continue to Exit 48, Rte. 24 West. Take Exit 7C...* *

* * FROM EXIT 7C, JFK PARKWAY, LIVINGSTON/CALDWELL -
THE MALL AT SHORT HILLS WILL BE ON YOUR RIGHT. MAKE A LEFT AT THE SECOND TRAFFIC LIGHT THEN MAKE AN IMMEDIATE LEFT INTO HOTEL DRIVEWAY.

FROM ROUTE 287 SOUTHBOUND
Take Exit 37, Rte. 24 East; continue to Exit 7, “Summit/Livingston” and follow signs for JFK Parkway and Mall at Short Hills; make a left at second traffic light, then make an immediate left into the Hotel driveway.

FROM ROUTE 280 WESTBOUND
Take Exit 5A, “Livingston Avenue/Roseland”. Continue on Livingston Avenue approx. 4 miles through Livingston; cross South Orange Avenue, name will change to JFK Parkway. Continue on JFK Parkway; Hotel is approx. 1.5 miles down on right, opposite Mall at Short Hills.

Appendix 1

Helping people live healthy lives

Dear Shareholder:

Becton, Dickinson and Company (BD) encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. If you choose to vote your shares by telephone or through the Internet, there is no need to mail back your proxy/voting instruction card. To vote your shares electronically, please have this voting form in hand and follow the instructions:

1.	To vote over the Internet, log on to the Internet and go to the Web Site http://www.eproxyvote.com/bdx.

2.	To vote by touch-tone telephone, dial 1-877-PRXVOTE (1-877-779-8683). If calling from outside of the U.S. or from Canada, shareholders should call 1-201-536-8073.

YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 12:00 P.M., EST, ON JANUARY 30,2006.

Your telephone or Internet vote authorizes the proxies named on the below proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. Again, if you choose to vote telephonically or through the Internet, there is no need to mail back your proxy/voting instruction card.

Your vote is important. Thank you for voting.

FOLD AND DETACH HERE

PROXY/VOTING INSTRUCTION CARD
BECTON,DICKINSON AND COMPANY
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting on January 31,2006

The undersigned hereby appoints Edward J.Ludwig, John R.Considine and Jeffrey S.Sherman, and any of them, with full power of substitution, proxies to attend the Annual Meeting of Shareholders of the Company to be held at 1:00 PM, on Tuesday, January 31, 2006 at the Hilton Short Hills, 21 John F. Kennedy Parkway, Short Hills, New Jersey, and any adjournment thereof, and to vote all shares of the common stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the trustees and BIL, respectively, for any shares of common stock allocated to the undersigned under the Company’s 1996 Directors’ Deferral Plan (“DDP”), the Company’s Deferred Compensation Plan (“DCP”), The Med-Safe Systems, Inc. Savings Incentive Plan (the “Med-Safe Plan”) and, when so provided, under the Company’s Global Share Investment Program (“GSIP”), and also constitutes voting instructions to the trustees and BIL for a proportionate number of shares of common stock in the DDP, DCP, the Med-Safe Plan and GSIP, respectively, for which voting instructions have not been received.

This card also constitutes voting instructions to the trustee for any shares of common stock allocated to the undersigned under the Company’s Savings Incentive Plan (“SIP”). Shares for which no voting instructions have been received by the SIP trustee will be voted in the same proportion as those for which timely instructions have been received.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’recommendations. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

HAS YOUR ADDRESS CHANGED?

SEE REVERSE SIDE	(Continued and to be dated and signed on reverse side.)	SEE REVERSE SIDE

Becton,Dickinson and Company
C/O COMPUTERSHARE
P.O. BOX 8225
EDISON, NJ 08818-8225

The Computershare Vote by Telephone and Vote by Internet systems can be accessed
24 hours a day, seven days a week until the day prior to the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/bdx		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
If you vote over the Internet or by telephone, please do not mail your card.

FOLD AND DETACH HERE

☒	Please mark votes as in this example.	┌	L	BCK

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2, and AGAINST Proposals 3 and 4.

The Board of Directors recommends a vote FOR Proposals 1 and 2.											The Board of Directors recommends a vote AGAINST Proposals 3 and 4.
1.	Election of Directors Term to Expire 2009 Nominees: (01) Edward J.Ludwig, (02) Willard J.Overlock, Jr., (03) Bertram L.Scott							FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
						2.	Ratification of selection of independent registered public accounting firm	☐	☐	☐	3.	Environmental report	☐	☐	☐
											4.	Cumulative voting	☐	☐	☐
		FOR	☐	☐	WITHHELD

☐
For all nominees except as noted above
							NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.								☐
Please mark here if address changes are noted on reverse side.

Signature:____________________	Date: _______________	Signature:____________________	Date: _______________